UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Radius Global Infrastructure, Inc.
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MESSAGE FROM OUR CO-CHAIRMAN AND CEO

Dear Stockholders:

We are pleased to invite you to join us for the 2023 Annual Meeting of Stockholders of Radius Global Infrastructure, Inc. (the “Annual Meeting”) to be held on June 22, 2023, at 8:30 a.m. Eastern Time, virtually over the internet at www.virtualshareholdermeeting.com/RADI2023.

At the Annual Meeting, we will be asking you to elect the five director nominees named in the attached Proxy Statement. Beginning on page 9, you will find detailed information about the qualifications of our director nominees, who we believe are a strong group to represent your interests. The attached Notice of Annual Meeting and Proxy Statement describe the other important business to be conducted at the Annual Meeting.

As we previously announced, on March 1, 2023, we entered into a definitive agreement under which EQT Active Core Infrastructure and the Public Sector Pension Investment Board will, through certain of their respective controlled affiliates, acquire Radius, which we see as an exciting next step for Radius and a great outcome for stockholders as it provides compelling value. This transaction is expected to close in the third quarter of 2023, subject to satisfaction of certain closing conditions. For additional information relating to the pending transaction, please refer to the preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2023 and other relevant materials that we have filed and may file with the SEC in connection with this pending transaction. You will not be asked to take any action at the Annual Meeting regarding this pending transaction.

On behalf of the Board of Directors and the Radius team, we would like to thank you for your continued support. We look forward to your participation at the Annual Meeting.

Sincerely,

William H. Berkman
Co-Chairman of the Board of Directors and Chief Executive Officer

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 22, 2023	Record Date: April 26, 2023

Time:	8:30 a.m. (Eastern Time)	Website: www.virtualshareholdermeeting.com/RADI2023

To the Stockholders of Radius Global Infrastructure, Inc.:

We will hold the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Radius Global Infrastructure, Inc. (the “Company,” “Radius,” “we,” “us,” or “our”) on June 22, 2023 at 8:30 a.m. Eastern Time as a virtual meeting held entirely over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the meeting at www.virtualshareholdermeeting.com/RADI2023. Stockholders will be required to enter their control number to attend. Stockholders may also vote online prior to the meeting at www.proxyvote.com using the control number.

Items of Business:

1.	To elect as directors the five nominees named in the accompanying Proxy Statement to a term of one year each, or until their successors have been elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers.

These matters are described in the proxy statement (the “Proxy Statement”) accompanying this Notice of Annual Meeting. In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered.

Stockholders of record of our Class A common stock and Class B common stock (including any restricted shares) and holders of our Founder Preferred Stock as of April 26, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

We are pleased this year to take advantage of SEC rules that allow us to furnish our proxy materials, consisting of this Notice of Annual Meeting, the Proxy Statement, a proxy card, and our 2022 Annual Report to Stockholders (the “2022 Annual Report”) via the Internet. On or about the date of this Notice of Annual Meeting, we began mailing a notice of internet availability of proxy materials (the “notice of internet availability”) to stockholders of record as of the record date. The notice of internet availability contains an internet address and a control number unique to each stockholder. Please use that internet address and control number to access the Proxy Statement (which describes each of the matters to be considered at the Annual Meeting), the 2022 Annual Report and a proxy card, as well as instructions on how to request a paper copy of these proxy materials. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Your vote is very important, and we encourage you to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, we urge you to access the website and vote electronically prior to the Annual Meeting. This will ensure the presence of a quorum at the meeting and that your shares are voted in accordance with your wishes. Voting electronically in advance of the meeting will not prevent you from voting your shares at the meeting if you desire to do so. You may revoke your proxy at any time before it is voted at the meeting in the manner described in the Proxy Statement.

The Board of Directors encourages you to review the accompanying Proxy Statement for information relating to each of the proposals and to cast your vote promptly.

By Order of the Board of Directors,

Jay L. Birnbaum
Senior Vice President, General Counsel and Secretary

April 28, 2023

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). It does not include all information that may be necessary for you to make a voting decision and you should read this Proxy Statement in its entirety before casting your vote.

Radius at a Glance

We are a holding company with no material assets other than cash and our limited liability company interests in APW OpCo LLC (“APW OpCo”), the indirect parent of AP WIP Investments, LLC (“AP WIP Investments”) and its consolidated subsidiaries (collectively, the “APW Group”). The APW Group is one of the largest international aggregators of rental streams underlying wireless and other essential communications infrastructure sites through the acquisition of real property interests and contractual rights.

On March 1, 2023, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with APW OpCo, Chord Parent, Inc. (“Parent”), Chord Merger Sub I, Inc., a wholly owned subsidiary of Parent (“Merger Sub I”), and Chord Merger Sub II, LLC, a wholly owned subsidiary of Merger Sub I (“Merger Sub II”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, (a) Merger Sub II will be merged with and into APW OpCo (the “OpCo Merger”), with APW OpCo surviving the OpCo Merger as a subsidiary of Parent and the Company, and (b) Merger Sub I will be merged with and into the Company (the “Company Merger” and, together with the OpCo Merger, the “Mergers”), with the Company surviving the Company Merger as a subsidiary of Parent.

The closing of the Mergers (the “Closing”) is subject to the satisfaction or waiver of certain closing conditions and is currently expected to occur in the third quarter of 2023. As a result, the Company is continuing to hold the Annual Meeting on June 22, 2023 to act on the matters outlined below.

The Company’s stockholders will not be asked to take any action at the Annual Meeting regarding the Mergers.

Overview of Proposals

Proposals	Board Vote Recommendation	Page
1. Elect five director nominees named in this Proxy Statement	FOR each nominee	7
2. Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	29
3. Approve, on an advisory basis, the compensation of our executives	FOR	69

Proposal No. 1: Director Nominee Election

We are asking you to vote for the re-election of incumbent directors Paul A. Gould, Antoinette Cook Bush, Thomas C. King, Nick S. Advani, and Ashley Leeds, each to serve for a one-year term expiring at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

We are also asking you to ratify our Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Although stockholder ratification of the appointment of KPMG to serve as our independent registered public accounting firm is not required by law or our organizational documents, the Board of Directors (the “Board”) has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in the view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting.

Proposal No. 3: Advisory Vote on Executive Compensation

We are also asking you to approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement, referred to as the “say-on-pay” proposal.

Other Proposals

The Board is not aware of any other matters that will be brought before the Annual Meeting (other than procedural matters). If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Important Notice Regarding the Internet Availability of Proxy Materials

The Notice of Annual Meeting, the Proxy Statement and the 2022 Annual Report are available at www.proxyvote.com and during the meeting at www.virtualshareholdermeeting.com/RADI2023.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Attending the Annual Meeting

This Proxy Statement is being furnished in connection with the solicitation by our Board of proxies in the accompanying form to be used at our 2023 Annual Meeting of Stockholders to be held on June 22, 2023 at 8:30 a.m., Eastern Time, and any continuation, postponement, or adjournment thereof. The Annual Meeting will be a completely virtual meeting conducted via live webcast. You will be able to attend and participate in the Annual Meeting, vote your shares electronically, and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/RADI2023 and entering the control number included on your notice of internet availability or voting instructions to enter the meeting.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the notice of internet availability was sent directly to you by us. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are considered the beneficial owner of such shares and your broker, bank, trustee, or other nominee is considered the stockholder of record, and the notice of internet availability or voting instructions are being forwarded to you by that organization.

There will not be a physical location for the Annual Meeting, and you will not be able to attend in person. We are holding the Annual Meeting as a virtual meeting in part because a virtual meeting relies on the types of digital infrastructure-related assets we own and continue to acquire and also eliminates the necessity of travel and thereby reduces the environmental impact of the Annual Meeting.

The virtual meeting platform is fully supported across major web browsers and multiple device types running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting. If you need any technical support with accessing or participating in the meeting, technical support lines are available 15 minutes prior to the start of the meeting at +1 844-986-0822 (US) and +1 303-562-9302 (International). If you want to submit a question or make a comment during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/RADI2023, type your question into the “Ask a Question” field, and click “Submit”. Any emailed questions or comments will need to include your 16-digit control number in order to be addressed at the meeting.

Questions and comments submitted via the virtual meeting platform that are pertinent to meeting matters and in accordance with our meeting procedures will be addressed during the Annual Meeting. Questions and comments that are about personal concerns not shared by stockholders generally are not pertinent and will not be answered, and questions that use blatantly offensive language will be ruled out of order. Questions submitted will be generally addressed in the order received. We limit each stockholder to one question in order to allow us to answer questions from as many stockholders as possible. In the unlikely event that the asking of a large number of pertinent questions prohibits us from answering all pertinent questions, the remaining pertinent questions will be answered on the Investor Resources section of our website.

As permitted by SEC rules, we are making this Proxy Statement and our 2022 Annual Report to Stockholders (the “2022 Annual Report”) available to our stockholders electronically via the Internet. On or about April 28, 2023, we will mail to our stockholders of record the notice of internet availability containing instructions on how to access this Proxy Statement and the 2022 Annual Report and vote online. If you received a notice of internet availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them by following the instructions for requesting such materials contained on the notice of internet availability. The notice of internet availability instructs you how to access and review all of the important information contained in the Proxy Statement and 2022 Annual Report. The notice of internet availability also instructs you how you may submit your proxy over the Internet.

Stockholders Entitled to Vote

The Board has set April 26, 2023 as the record date for the Annual Meeting. If you were the owner of our common stock at the close of business on the record date, you are entitled to vote at the Annual Meeting. Stockholders of record of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Class B common stock, par value $0.0001 per share (“Class B Common Stock”) are entitled to one vote for each share of common stock they held on the record date. Holders of shares of our preferred stock, par value $0.0001 per share, of the Company designated as either “Series A Founder Preferred Stock” or “Series B Founder Preferred Stock” (“Founder Preferred Stock”) are entitled to a number of votes equal to the number of shares of Class A Common Stock or Class B Common Stock, as applicable, into which each share of Founder Preferred Stock held of record by such holder could then be converted. As described more fully in our Certificate of Incorporation (the “Charter”), our Founder Preferred Stock is convertible into Class A Common Stock or Class B Common Stock, as applicable, on a one-for-one basis. Holders of any Series A LTIP Units, Series B LTIP Units, or Series C LTIP Units in APW OpCo (the “LTIP Units”) in tandem with their related Class B Common Stock and/or Series B Founder Preferred Stock, as applicable (the “Tandem Shares”), whether vested or unvested, are entitled to a number of votes equal to the number of votes that the shares of Class B Common Stock and/or Series B Founder Preferred Stock, as applicable, that are held in tandem with such LTIP Units are entitled.

At the close of business on the record date, there were (1) 99,664,040 shares of Class A Common Stock issued, outstanding and entitled to vote, (2) 10,255,811 shares of Class B Common Stock issued, outstanding and entitled to vote, and (3) 2,986,033 shares of Founder Preferred Stock (which includes 1,600,000 shares of Series A Founder Preferred Stock and 1,386,033 shares of Series B Founder Preferred Stock) issued, outstanding and entitled to vote.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004 and during the Annual Meeting on the Annual Meeting website.

Quorum

The holders of at least a majority in voting power of the outstanding capital stock of the Company entitled to vote thereat must be present at the Annual Meeting, either in person or represented by proxy, for the Company to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares will be counted as present at the Annual Meeting for quorum purposes if you either attend our Annual Meeting or properly submit your proxy prior to the Annual Meeting. Shares subject to a broker non-vote (as defined below) will also be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Voting Methods

Voting Before the Meeting

To vote your shares before the Annual Meeting, please follow the instructions for Internet or telephone voting in the notice of internet availability, your other proxy materials, or in your voting instructions. You may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner.

Voting At the Meeting

Stockholders may vote and ask questions at the Annual Meeting by visiting www.virtualshareholdermeeting.com/RADI2023. To participate as a stockholder in the Annual Meeting, you will need your control number. However, we encourage you to vote before the Annual Meeting, even if you plan to attend the Annual Meeting, in order to ensure your shares will be represented whether or not you are able to attend the meeting.

Vote Requirements

Proposal No. 1: Director Nominee Election

For a director to be elected, the director must receive the affirmative vote of a majority of the votes cast in the election.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter is required to ratify the appointment of our independent registered public accounting firm.

Proposal No. 3: Advisory Vote on Executive Compensation (the “Say-on-Pay” Proposal)

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter is required to approve, on a non-binding advisory basis, the compensation of our named executive officers.

How Your Shares Will Be Voted

You may vote “FOR” or “AGAINST” or may “ABSTAIN” with respect to each director nominee (Proposal No. 1), the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 2), and the Say-on-Pay Proposal (Proposal No. 3). If you abstain from voting on a director nominee in Proposal No. 1 or from voting on Proposal No. 2 or Proposal No. 3, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have no effect on the outcome of the election of our directors, but will have the same effect as a vote “AGAINST” Proposal No. 2 and Proposal No. 3.

For certain proposals, brokers may not have discretionary authority to vote on a particular matter if they have not received specific instructions from the beneficial owner of the shares (“broker non-votes”). Banks, brokerage firms and other nominees who hold shares in street name for their customers generally have authority to vote on “routine” proposals such as the ratification of independent registered public accounting firms when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the election of directors or non-routine matters. Broker non-votes will have no effect on the outcome of Proposal No. 1, Proposal No. 2, or Proposal No. 3.

If you are a stockholder of record and you properly sign and return a proxy card, your shares will be voted as you direct. If no instructions are indicated on such proxy card, shares otherwise represented by the proxy will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement, namely “FOR” for all director nominees, “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and “FOR” the Say-on-Pay Proposal.

Revocability of Proxies

Any proxy given by a stockholder of record may be revoked by the person giving it at any time before the final vote at the Annual Meeting by submitting a written notice of revocation to Radius Global Infrastructure, Inc., 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004, or over the Internet or by phone by following the instructions included in your proxy materials. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone, by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the online Annual Meeting.

If you are a beneficial owner and wish to revoke a prior instruction, you should follow the voting instructions you receive from your bank, broker, or other nominee to revoke your proxy or change your vote.

Solicitation of Proxies

Our Board is making this solicitation and we will bear the entire cost of preparing, assembling, printing, mailing, and distributing our proxy materials and soliciting proxies. Copies of solicitation materials may be furnished to brokers, custodians, nominees, and other fiduciaries for forwarding to beneficial owners of our common stock, and normal handling charges may be paid for such forwarding service. Officers and other of our employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, via the Internet, personal interview, or telephone.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Overview

Our Board consists of nine directors. All members of our Board are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Pursuant to our governing documents, the holders of our Founder Preferred Stock are entitled to elect four directors, which individuals are currently Michael D. Fascitelli, William H. Berkman, Noam Gottesman, and William D. Rahm, without any vote of the holders of our common stock. Furthermore, pursuant to the Centerbridge Subscription Agreement (as defined below), the Centerbridge Entities (as defined below) are entitled to nominate one director to our Board, which currently is William D. Rahm. See “Certain Relationships and Related Person Transactions – Shareholders Agreement – Founder Directors” and “Certain Relationships and Related Person Transactions – Centerbridge Agreements – Centerbridge Director Nominee” below for more information.

The Nominating and Corporate Governance Committee has recommended, and the Board has approved, the nomination of each of the five director nominees below to stand for election at the Annual Meeting.

Each of the nominees has consented to serve if elected. However, if any of the nominees fails to stand for election, declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, or our Board, at its option, may reduce the number of directors that constitute the entire Board.

Director Qualifications

The Nominating and Corporate Governance Committee of the Board is tasked with annually considering the size, composition, and needs of the Board and, as appropriate, recommending the nominees for directors to the Board for approval. The Nominating and Corporate Governance Committee selects individuals as director nominees for election or appointment to the Board who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who are most effective, in conjunction with the other Board members or nominees to the Board, in collectively serving the long-term interests of the Company’s stockholders, and who satisfy such other qualifications as the Board determines from time-to-time. In evaluating such nominees for election or appointment to the Board, the Committee takes into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, and diversity, and other attributes as required by applicable law or listing standards.

We are committed to ensuring diverse representation among our Board members and must comply with applicable Nasdaq Stock Market (“Nasdaq”) and SEC requirements with respect to Board composition and diversity. Presently, two of our directors are women, and two directors are underrepresented minorities. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Nominating and Corporate Governance Committee considers diversity in its consideration of the composition of the Board and the criteria for Board membership and in its assessment of the effectiveness of the Board and its committees. In considering diversity, the Nominating and Corporate Governance Committee looks at a range of different personal factors, including leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, and diversity of viewpoints, experience, race, ethnicity, gender, age, cultural and personal background, and other attributes as required by applicable law or listing standards.

Stockholder Nominations

The Nominating and Corporate Governance Committee will review and evaluate candidates submitted by stockholders for election to the Board, taking into consideration whether nominations are in accordance with the procedures to nominate directors set forth in our bylaws. Any stockholder who wishes to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should follow the procedures described later in this Proxy Statement under the heading “Stockholder Proposals and Nominations for Next Year’s Annual Meeting.”

Board Composition

Set forth below are some of the knowledge, skills, and experiences possessed by the nominees for election to the Board and the Founder Directors (as defined below), as well as personal attributes of diversity. The director skills matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our corporate strategy, and the number of directors that have that skill. The board diversity matrix below sets forth the self-identified gender identity and demographic diversity attributes of each of our directors. Each of the categories listed in the board diversity matrix has the meaning used in Nasdaq Rule 5605(f). The director skills matrix and board diversity matrix are not intended to be exhaustive lists of each of our director nominees’ skills, diversity attributes, or contributions to our Board.

Director Skills Matrix

Board Diversity Matrix (As of April 26, 2023)

Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
African American or Black	1	—
Asian	—	1
White	1	6

Nominees

Biographical information for each person nominated for election as a director at the Annual Meeting is set forth below, including age, term of office, and business experience, including directorships with other publicly traded companies during the past five years. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes, or skills that factored into the determination by the Nominating and Corporate Governance Committee and our Board that each such person should continue to serve as a director.

Paul A. Gould

Independent

Director Since: February 2020

Committee Service:

•  Nominating and Corporate Governance Committee (Chair)

•  Compensation Committee

Age:    77

Other Public Boards:

•  Liberty Global plc

•  Discovery Inc.

•  Liberty Latin America Ltd

Experience, Expertise and Qualifications

Paul A. Gould has over 50 years of experience in the investment banking industry. Mr. Gould has been a Managing Director of Allen & Company, LLC since 1973 and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, Mr. Gould has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972 and in 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices. Mr. Gould serves on the boards of Liberty Global plc, Discovery Inc. and Liberty Latin America Ltd, and was previously a director at Ampco-Pittsburgh Corporation. Mr. Gould also serves on the Pension Investment Committee of the International Monetary Fund and the boards of trustees for Cornell University and the Wildlife Conservation Society, and is an Overseer for the Weill Cornell Medical College. Mr. Gould attended Cornell University and holds a bachelor’s degree from Fairleigh Dickinson University. Mr. Gould’s experience in investment banking, mergers and acquisitions and corporate finance qualifies him to serve on our Board.

Antoinette Cook Bush

Independent Director Since: February 2020 Committee Service: • Audit Committee • Transaction Committee Age: 66 Other Public Boards: • Ares Management Corporation

Experience, Expertise and Qualifications

Antoinette (Toni) Bush is the former Executive Vice President and Global Head of Government Affairs for News Corp. Ms. Bush was responsible for leading the company’s government relations efforts in the United States, the United Kingdom and Australia. Ms. Bush joined News Corp from Skadden, Arps, Slate, Meagher & Flom LLP, where, over her nearly 20-year tenure, she rose to become the Partner in charge of its Communications Group. She represented global media/entertainment and telecom entities in regulatory, legislative, and transactional matters. Ms. Bush also served as Executive Vice President of Northpoint Technology Ltd. from 2001 to 2003, where she led legal and regulatory strategies. Previously, Ms. Bush served as Senior Counsel to the Communications Subcommittee of the U.S. Senate Commerce, Science and Transportation Committee, which has oversight for the Federal Communications Commission (FCC). Ms. Bush worked on numerous bills, including the landmark Cable Act of 1992. Ms. Bush chairs the board of directors of The HistoryMakers, serves on the boards of Ares Management Corporation, Ubicquia LLC, Venture Philanthropy Partners, Children’s National Hospital, The Economic Club of Washington, D.C, and the advisory board of My Brother’s Keeper Alliance. Ms. Bush holds a J.D. from Northwestern University Law School and a B.A. from Wellesley College. Ms. Bush’s experience in the telecom industry, government relations and in regulatory and telecom matters qualifies her to serve on our Board.

Thomas C. King

Independent

Director Since: February 2020

Committee Service:

•  Audit Committee (Chair)

•  Transaction Committee (Chair)

Age:    62

Other Public Boards:

•  Clear Channel Outdoors Holdings, Inc.

•  Concord Acquisition Corp

•  Concord Acquisition Corp III

•  SVB Financial Group

Experience, Expertise and Qualifications

Tom King is an Operating Partner of Atlas Merchant Capital. He has more than 30 years of experience in the investment banking and financial services industry. Most recently, Mr. King served as Chief Executive Officer of Investment Banking at Barclays and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays plc businesses. Mr. King began his career at Salomon Brothers, which was later acquired by Citigroup. During his tenure at Citi, he held several senior roles, including Global Head of Mergers and Acquisitions, Head of Investment Banking for the EMEA (Europe, Middle East and Africa) Region and Head of Corporate and Investment Banking for the EMEA region. In 2009, Mr. King moved to Barclays as the Head of European Investment Banking and Co-Head of Global Corporate Finance. He was later promoted to Global Head of Investment Banking and then to CEO of the Investment Bank. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania, and his Bachelor of Arts degree from Bowdoin College. He formerly served on the board of directors of Concord Acquisition Corp II, and currently serves on various public and private boards and a number of not-for-profit boards including the King School in Stamford, Connecticut. Mr. King’s experience in investment banking, mergers and acquisitions and corporate finance, as well as his experience serving on public and private boards, qualifies him to serve on our Board.

Nick S. Advani

Independent Director Since: February 2020 Committee Service: • Compensation Committee • Nominating and Corporate Governance Committee • Transaction Committee Age: 45 Other Public Boards: None

Experience, Expertise and Qualifications

Nick S. Advani has over 20 years’ experience investing in public and private companies. He retired from Goldman, Sachs & Co. as a Partner Managing Director where he led the European arm of Goldman Sachs Investment Partners, a multi-strategy hedge fund investing on behalf of the firm and its clients. Previously, Mr. Advani worked in Goldman Sachs’ Principal Strategies group in New York where he led various public and private investments in the telecommunications sector. Mr. Advani started his career in the Mergers & Acquisitions department of Goldman Sachs in New York. He currently serves on the board of Shared Access Holdings LLC and has previously served on the board of Mobileye Inc. He has an A.B. in Economics and Comparative Literature from Brown University. Mr. Advani’s experience in the real estate and telecommunications industries and in mergers and acquisitions, as well as public and private company investments, qualifies him to serve on our Board.

Ashley Leeds

Independent Director Since: November 2020 Committee Service: • Audit Committee • Nominating and Corporate Governance Committee • Transaction Committee Age: 64 Other Public Boards: None

Experience, Expertise and Qualifications

Ashley Leeds is an experienced financial professional with a successful track record of investing in and advising dynamic growth companies. Her focus has been on companies operating at the nexus of the technology, media, communications, and consumer products industries. Until the end of 2021, Ms. Leeds was CEO of JED Group LLC, an omnichannel, luxury apparel and accessories brand. Ms. Leeds commenced her career as an investment banker at Lehman Brothers where she advised companies in the broadcast, cable, and wireless telecommunications sectors. In 1995, Ms. Leeds became a Founding Partner at Baker Capital, a communications and media focused private equity and venture capital firm. In 2007, she established RIME Communications Capital, an investment firm focused on early stage investing in technology-driven products and services businesses. While at these investment firms, Ms. Leeds was responsible for sourcing, structuring, and monitoring portfolio investments and was a director on several public and private company boards. Ms. Leeds is a Trustee of the Public Theater in New York City. She has served on the Harvard College Fund Executive Committee and has participated on several Harvard University advisory committees. Ms. Leeds also was a Trustee of Grace Church School and a Trust Advisor to Stanford’s Graduate School of Business. Ms. Leeds received an MBA from Stanford and earned her AB degree from Harvard College. Ms. Leeds’s experience in the investment banking and the technology and communications industries qualifies her to serve on our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE

Founder Directors

Pursuant to our governing documents, the holders of our Founder Preferred Stock are entitled to elect four directors, which individuals are currently William H. Berkman, Michael D. Fascitelli, Noam Gottesman and William D. Rahm.

William H. Berkman

Co-Chairman and Chief Executive Officer Director Since: February 2020 Age: 58 Other Public Boards: None

Experience, Expertise and Qualifications

Bill Berkman is the Co-Chairman and Chief Executive Officer of the Company. Mr. Berkman is an entrepreneur and investor in the communications, media, technology, and energy industries. Mr. Berkman previously served as the Co-Managing Partner at Associated Partners, LP and its predecessor partnership, Liberty Associated Partners, LP, both investment partnerships with Liberty Media Corporation that owned controlling interests in wireless communications infrastructure companies that Mr. Berkman co-founded including AP Wireless Infrastructure Partners, LLC, AP Towers, LLC and PEG Bandwidth. Mr. Berkman has also co-founded multiple other telecommunications companies, such as Current Group, Teligent, Inc. and Nextel Mexico. Mr. Berkman previously served as a member of the board of directors for public companies CMGI Inc., Empire State Realty Trust, Inc., IAC/InterActiveCorp, Liberty Satellite & Technology, Inc. and Teligent, Inc. He also serves as a member of the board of directors for The Partnership for New York City and the Partnership’s Fund for New York City. Mr. Berkman holds multiple patents for smart electric grid and communications systems. He has an A.B. from Harvard University, and in 1997, his family established the Berkman Center for Internet & Society at Harvard Law School. Mr. Berkman is a member of the 2009 class of Henry Crown Fellows at the Aspen Institute. Mr. Berkman’s role as our CEO, his experience with the APW Group for the ten years preceding our acquisition of the APW Group (the “APW Acquisition”), his experience in the real estate and telecommunications industries generally and serving on public and private boards qualifies him to serve on our Board.

Michael D. Fascitelli

Independent, Co-Chairman Director Since: November 2017 Committee Service: • Compensation Committee (Chair) Age: 66 Other Public Boards: • Vornado Realty Trust • Invitation Homes

Experience, Expertise and Qualifications

Mike Fascitelli has over 30 years’ experience of investing in real estate and is the co-founder and managing partner of Imperial Companies LLC, a real estate investment, development and management company focused on investing in premium office, urban retail, residential and mixed-use real estate located primarily in New York City and other select U.S. gateway cities, which he co-founded in 2014. Mr. Fascitelli joined Goldman, Sachs & Co. in the Real Estate department in 1985, becoming a partner and head of Goldman Sachs’ real estate banking business in 1992. He co-founded Goldman Sachs’ first Real Estate Opportunity Fund, Whitehall Real Estate Fund, in 1991 and served on its investment committee. In December 1996, he became president of Vornado Realty Trust, a publicly traded REIT and one of the largest owners and managers of real estate in the United States, and was its chief executive officer from 2009 until April 2013. During his 16-year tenure, Vornado achieved total returns of 4.2x the S&P 500 and 1.8x the Nareit index, an increase in enterprise value from $1.2 billion to over $29 billion (CAGR of 21%), executed in excess of 150 separate transactions, including a variety of operating businesses and iconic real estate, primarily in New York City, and successfully established Vornado Capital Partners Fund I in 2010 worth $800 million. At the time Mr. Fascitelli left Vornado, it had a market cap of approximately $15 billion. Mr. Fascitelli has been a member of the board of trustees of Vornado Realty Trust since December 1996. Mr. Fascitelli is a trustee and director of the Urban Land Institute, an independent trustee of Invitation Homes (formerly Starwood Waypoint Homes) and a past independent director of Sculptor Capital Management (formerly Och Ziff Capital Management) and past Chairman of the Zell/Lurie Real Estate Center at Wharton and still serves on its executive committee. He also serves as Chair of the investment committee, senior advisor, and board member of Quadro Partners Inc. (formerly RealCadre) and is a member of The Rockefeller University Board of Trustees. Mr. Fascitelli’s extensive experience investing in real estate and leading public companies qualifies him to serve on our Board.

Noam Gottesman

Independent Director Since: November 2017 Committee Service: • Nominating and Corporate Governance Committee Age: 61 Other Public Boards: • Nomad Foods Limited

Experience, Expertise and Qualifications

Noam Gottesman is the founder and Managing Partner of TOMS Capital LLC, a single-family office which manages the commercial and private interests of its family clients, which he founded in 2012. Mr. Gottesman was the co-founder of GLG Partners Inc. and its predecessor entities where he served in various chief executive capacities until January 2012. Mr. Gottesman served as GLG’s chief executive officer from September 2000 until September 2005, and then as its co-chief executive officer from September 2005 until January 2012. Mr. Gottesman was also Chairman of the board of GLG following its merger with Freedom Acquisition Holdings Inc. and prior to its acquisition by Man Group plc. Mr. Gottesman co-founded GLG as a division of Lehman Brothers International (Europe) in 1995 where he was a Managing Director. Prior to 1995, Mr. Gottesman was an executive director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman was a co-founder and non-executive director of Nomad Holdings Limited, an acquisition vehicle which completed its $500 million initial public offering and listing on the London Stock Exchange in April 2014. In 2015 it acquired Iglo Foods Holdings Limited in the UK and Ireland, Findus in Italy and Iglo in Germany and continental Europe for approximately $2.6 billion and Findus Sverige AB for approximately £500 million and changed its name to Nomad Foods Limited. It relisted on the New York Stock Exchange in 2016 and Mr. Gottesman continues to serve as Co-Chairman of Nomad Foods Limited’s board of directors. Mr. Gottesman is also on the board of directors of GO Acquisition Corp., and served on the board prior to it ceasing to be a public company in 2022. Mr. Gottesman’s experience in investment banking, finance and mergers and acquisitions, as well as his experience as a chief executive and leading public companies, qualifies him to serve on our Board.

William D. Rahm

Independent Director Since: February 2020 Committee Service: • Compensation Committee Age: 44 Other Public Boards: • Brixmor Property Group, Inc.

Experience, Expertise and Qualifications

Billy Rahm is a Partner and Senior Managing Director at Centerbridge, leading the firm’s global real estate investing activities, and serving as a member of the firm’s Management Committee and Investment Committees. Prior to joining Centerbridge in 2006, Billy was a part of Blackstone’s Real Estate Private Equity Group, where he completed investments in lodging businesses and real assets. He serves on the board of directors of Great Wolf Resorts, Inc., Suntex Marinas, Merit Hill Capital and Brixmor Property Group, Inc. Billy is also the Chair of the board of trustees of East Harlem Tutorial Program and East Harlem Scholars Academies. He graduated from Yale College and received his M.B.A. and J.D. from Harvard University. Billy’s experience in the real estate industry, public and private company investments generally and serving on public and private boards qualifies him to serve on our Board.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Board Leadership and Governance Structure

The following table details certain basic information on our directors, the composition of the Board and its Audit, Compensation and Nominating and Corporate Governance Committees and the number of meetings held by the Board and each such committee during the year ended December 31, 2022:

				Committee Memberships
Name	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Transaction
Michael D. Fascitelli	66	2017	✓		©
William H. Berkman	58	2020
Noam Gottesman	61	2017	✓			✓
William D. Rahm	44	2020	✓		✓
Paul A. Gould	77	2020	✓		✓	©
Antoinette Cook Bush	66	2020	✓	✓			✓
Thomas C. King	62	2020	✓	©			©
Nick S. Advani	45	2020	✓		✓	✓	✓
Ashley Leeds	64	2020	✓	✓		✓	✓
2022 Meetings	Board: 14			5	7	4	15

✓	= Member

©	= Chair

Responsibilities of the Board

The directors are responsible for carrying out the Company’s objectives, implementing its business strategy and conducting its overall supervision. Acquisition, divestment, and other strategic decisions will all be considered and determined by the Board.

The Board seeks to provide leadership within a framework of prudent and effective controls. The Board establishes the corporate governance values of the Company and has overall responsibility for setting the Company’s strategic aims, defining the business plan and strategy, and managing the financial and operational resources of the Company.

Consistent with the Governance Guidelines (discussed below), the Board schedules quarterly meetings and holds additional meetings as and when required.

Composition of the Board

The Board currently consists of nine directors. The Charter provides that, so long as the Founder Entities (as defined in the Charter), their affiliates, and their permitted transferees under the Shareholders Agreement (as defined below) in the aggregate hold 20% or more of the issued and outstanding Founder Preferred Stock (as defined in the Charter), the holders of such shares will, acting together, have the right to appoint four of the nine directors on the Board (such directors, the “Founder Directors”), two appointed by William H. Berkman and Berkman Family Investments, LLC, which is an affiliate of Mr. Berkman (“BF Investments”) and two appointed by Digital Landscape Partners Holding LLC. The Founder Directors currently serving on the Board are Michael D. Fascitelli, William H. Berkman, Noam Gottesman, and William D. Rahm. Messrs. Berkman and Rahm are designees of William H. Berkman, BF Investments, Scott Bruce, and Richard Goldstein (collectively, the “AG Group”) and Messrs. Fascitelli and Gottesman are designees of Digital Landscape Partners Holding LLC.

So long as any Founder Directors are serving on the Board, the AG Group will have the right to designate a majority of the Nominating and Corporate Governance Committee and at least four-ninths of each committee of the Board will comprise Founder Directors or other directors selected by them. Pursuant to the Shareholders Agreement, BF Investments, in its capacity as agent, proxy and attorney-in-fact for the AG Group (the “AG Investors’ Representative”), also has the ability to select a majority of the members of the Nominating and Corporate Governance Committee. Further, so long as the Founder Preferred Stock remains outstanding, the Company will not be permitted to increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding Founder Preferred Stock.

Finally, pursuant to a subscription agreement, dated as of November 20, 2019 and amended and supplemented as of February 7, 2020 (the “Centerbridge Subscription Agreement”), with Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P. (collectively, the “Centerbridge Entities”), so long as the Centerbridge Entities hold at least 50% of the shares purchased under the Centerbridge Subscription Agreement, they are entitled to nominate one director to our Board, subject to such person’s reasonable approval by the Company. William D. Rahm currently serves as the director nominee of the Centerbridge Entities on the Board.

For more information, see “Certain Relationships and Related Party Transactions – Shareholders Agreement” and “Certain Relationships and Related Party Transactions – Centerbridge Agreements – Centerbridge Subscription Agreement.”

Independence of the Board

The composition of the Board and its committees is subject to the independence standards set forth under Nasdaq corporate governance listing standards applicable to domestic U.S. issuers (the “Nasdaq Governance Standards”) as well as the Code of Conduct (as defined below) that has been adopted by the Board. The Nasdaq independence definition includes a series of objective tests, including that a director is not, and has not been for at least three years, one of our employees and that neither a director nor any of the director’s family members have engaged in certain business dealings with us. The Board has determined that each of the independent directors is independent under these bright line tests. In addition, as required by the Nasdaq Governance Standards, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on information provided by each director concerning the director’s background, employment, and affiliations, we believe that all of the directors other than Mr. Berkman are “independent” directors for the purposes of the Nasdaq Governance Standards. Mr. Berkman, who serves as our Chief Executive Officer, is not considered to be independent.

Code of Conduct and Governance Guidelines

The Company is firmly committed to high standards of corporate governance and maintaining a sound framework through which the strategy and objectives of the Company are set and the means of attaining these objectives and monitoring performance are determined.

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our and our subsidiaries’ employees, officers, and directors. The Code of Conduct addresses, among other things, compliance with law, rules and regulations, conflicts of interest, corporate opportunity requirements, competition and fair dealing, diversity and inclusion (“DEI”), anti-discrimination and harassment, health and safety, financial controls and reporting, confidentiality, environmental and social responsibility, proper use of company assets, and the process for reporting violations of the Code of Conduct or any other company policy or any illegal or unethical behavior (including the Company’s whistleblower policy and procedure). The Code of Conduct is reviewed at least once annually, is updated when appropriate, and is available on our website in the “Environmental, Social, and Governance – Governance” section of our corporate website at www.radiusglobal.com. The Audit Committee is responsible for overseeing the Code of Conduct and any waivers of the Code of Conduct for directors or executive officers may be made only by the Board. Any amendments to the Code of Conduct, or any waivers of its requirements for directors or executive officers, will be disclosed on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by applicable law or regulation.

The Board has also adopted Corporate Governance Guidelines (the “Governance Guidelines”) that it believes reflect the Board’s commitment to monitor and oversee the effectiveness of policy- and decision- making both at the Board and at the senior management level. The Governance Guidelines address, among other things, director independence, director qualification and criteria (including that the criteria shall reflect the Board’s commitment to a diverse pool of individuals from which nominees may be selected), director retirement and tenure, director resignation, Board duties and responsibilities, frequency and confidentiality of Board meetings, director communication, director access to management, employees and outside counsel and auditors, director and Board performance evaluation and conflicts of interest. The Governance Guidelines are reviewed at least once annually, are updated when appropriate, and are available in the “Environmental, Social, and Governance – Governance” section of our corporate website at www.radiusglobal.com.

Board Leadership Structure

William H. Berkman and Michael D. Fascitelli currently serve as Co-Chairmen of the Board. Mr. Berkman also serves as our Chief Executive Officer. The Board believes that having two Co-Chairmen of the Board creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. The Board also has concluded that our current board leadership structure is appropriate at this time. However, our bylaws and Corporate Governance Guidelines provide the Board with flexibility to designate only one Chairman of the Board or to combine or separate the positions of Chairman and Chief Executive Officer and to appoint a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. The Board does not currently have a lead independent director, but Mr. Fascitelli serves as an independent Co-Chairman. The Board will continue to review periodically our leadership structure and may make such changes in the future as it deems appropriate.

Environmental, Social and Governance Matters

We are focused on strengthening our commitments to environmental, social and governance (“ESG”) goals through our business practices and strategies. We have made progress on our objectives with respect to human capital management by focusing on areas such as culture, diversity, equity, and inclusion among our employees and the Board, including specifically by offering our employees more programs and training and support with internal steering committees aimed at creating new strategies and initiatives for the Company. Our Statement of Diversity, Equity and Inclusion (“DEI”), published on our corporate website, outlines many of our commitments and positions on DEI, and we have undertaken to promote DEI across our workforce and to position all employees to succeed, using employee surveys and other stakeholder information to help guide us. In August 2022, we released our first ESG report, which is also available on our website and provides an overview of our ESG strategies and initiatives. Information contained on or made available through our website is not incorporated into, and is not a part of this Proxy Statement, and any references to our website are intended to be inactive textual references only.

Board and Management Oversight of ESG

The Company, its directors and management take the principles of good governance and corporate citizenship seriously. We have continued developing and building a broader ESG strategy and are strengthening our ESG disclosure practices, including through the release of our first ESG report and issuance of our DEI statement in 2022.

Our Nominating and Corporate Governance Committee oversees the Company’s ESG strategy and our Compensation Committee Charter oversees the Company’s DEI policies and procedures. To support the Nominating and Corporate Governance Committee and the Compensation Committee in these efforts, we maintain a management/employee-level ESG Steering Committee and a management-level DEI Steering Committee consisting of leaders from different disciplines and job functions across our organization. The ESG Steering Committee meets at least monthly and reports directly to our executive officer management team, which is responsible for communicating with the Nominating and Corporate Governance Committee on a quarterly basis regarding the Company’s ESG efforts and recommendations. The DEI Steering Committee meets at least monthly and reports directly to our executive officer management team, which is responsible for communicating with the Compensation Committee on a quarterly basis regarding the Company’s DEI efforts and recommendations.

Human Rights

We promote human rights as an essential value of the Company and vital to the operation of our global business. Our commitment to human rights is memorialized in our Code of Conduct, and in February 2022, we released a Human Rights Statement that publicly outlines our values on human rights issues. The Human Rights Statement reiterates that we will not infringe on the rights of others and will endeavor to address adverse human rights impacts on the communities in which we conduct our business. We expect our employees to share this commitment to ensure we all respect and support human rights.

Cybersecurity and Data Privacy

Our Audit Committee is responsible for overseeing the Company’s policies and procedures as they apply to Risk Assessment and Risk Management, including Information Technology, cybersecurity, and data privacy. The Audit Committee meets quarterly with our Chief Operating Officer, Chief Information Officer who leads our dedicated cybersecurity team, and additional members of our Executive Leadership Team. The Audit Committee and our Board collectively review the Company’s cybersecurity posture annually and ensure that cybersecurity is considered daily as a critical element of business strategy, financial planning, and capital allocation.

To date, the Company has not suffered a material cybersecurity incident. Our Company’s cybersecurity efforts include ongoing engagements with cybersecurity firms who continually assess our IT security posture and conduct annual penetration tests. To ensure preparedness, the Company mandates that all employees participate in annual cybersecurity training, performs “attack simulation training” for all employees at least quarterly, and performs a “tabletop exercise” at least annually. Additionally, the Company has invested heavily in cybersecurity, including in multiple prophylactic tools that work continually to guard the cyber environment, and maintains a substantial cybersecurity insurance policy.

The Company has developed, documented, and socialized a variety of policies to set expectations between management and the employee base. Those policies are supported by standard operating procedures (“SOPs”) that guide employees through validated and repeatable processes. A subset of those policies and SOPs describe how the Company responds to incidents (cyber or otherwise).

In addition, to manage the cybersecurity program across business units, the Company staffs a Data Privacy Steering Group that meets quarterly or “as needed” with the objective of reviewing internal data privacy practices, including how we collect, use, and disclose personal data, manage data-related risk, develop risk management plans, enhance the existing data protection framework and internal controls, implement new processes to further protect data and comply with data protection laws, assess the impact of new data privacy laws and proposed amendments to existing laws, closely monitor the development of relevant legislation, and coordinate annual data-related employee training programs to expand awareness of our policies, procedures, and applicable laws. The Company is also pursuing ISO 27001 certification.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these three standing committees operates pursuant to written charters that are reviewed at least once annually, are updated when appropriate, updated, and are available in the “Environmental, Social, and Governance – Governance” section of our corporate website at www.radiusglobal.com. If the need should arise, the Board may set up additional committees as appropriate.

So long as any Founder Directors are serving on the Board, the AG Group will have the right to designate a majority of the Nominating and Governance Committee, and at least four-ninths of each committee of the Board will be comprised of Founder Directors or other directors selected by them. See “Board Leadership and Governance Structure – Composition of the Board” above.

Audit Committee

The purpose of the Audit Committee is to have and exercise the power and authority of the Board relating to (i) the Company’s financial statements and financial reporting process, (ii) the independence and qualifications of the Company’s independent auditors, (iii) the Company’s systems of internal accounting and financial controls and (iv) the Company’s legal and regulatory compliance and ethics programs.

The Audit Committee is responsible for, among other things:

•

the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for the Company (including resolution of any disagreements between management and the independent auditors);

•	the review and approval of all audit engagement fees and terms, as well as non-audit engagements, with the Company’s independent auditors;

•	overseeing our internal audit function, if any;

•	compliance with legal and regulatory requirements and the Company’s ethics programs; and

•	overseeing the Company’s policies and procedures with respect to risk assessment and risk management, including with respect to information technology, cybersecurity, and data privacy.

In addition, the Audit Committee has the exclusive power (except where such power is expressly delegated to another committee) to review and approve transactions with related persons (as described in Item 404 of Regulation S-K).

The Audit Committee is currently comprised of three members: Thomas C. King, Antoinette Cook Bush, and Ashley Leeds. The Audit Committee is chaired by Thomas C. King, whom the Board has determined is an audit committee financial expert as defined in Item 407 of Regulation S-K. The Board has reviewed the background, experience, and independence of the Audit Committee members. Based on this review, the Board has determined that each member meets the independence and other requirements of the Nasdaq Governance Standards.

Compensation Committee

The purpose of the Compensation Committee is to have and exercise the power and authority of the Board relating to the design and implementation of the Company’s executive compensation program and plans, the compensation of the Company’s executive officers and directors and the review of the Company’s executive succession plan.

The Compensation Committee is responsible for, among other things:

•	assisting the Board in evaluating potential candidates for executive positions;

•

making recommendations to the independent directors with respect to the compensation of the Chief Executive Officer and determining the compensation of all other executive officers (in making compensation decisions for executive officers other than our Chief Executive Officer, the Compensation Committee meets with and discusses those decisions with our Chief Executive Officer);

•	reviewing the Company’s incentive compensation and other equity-based compensation plans and making recommendations to the Board with respect thereto;

•	reviewing, on a periodic basis, director compensation and making recommendations to the Board with respect to such compensation;

•	overseeing the Company’s policies and procedures related to its human capital resources, including with respect to compliance with law, employee engagement, diversity, inclusion, and culture; and

•	reviewing the Company’s executive succession plan.

The Compensation Committee is currently comprised of four members: Michael D. Fascitelli, William D. Rahm, Nick S. Advani and Paul A. Gould. The Compensation Committee is chaired by Michael D. Fascitelli. The Board has reviewed the background, experience, and independence of the Compensation Committee members. Based on this review, the Board has determined that each member meets the independence requirements of the Nasdaq Governance Standards.

The Compensation Committee has the authority to create one or more subcommittees, with each subcommittee to consist of one or more members of the Compensation Committee, and to delegate to a subcommittee any or all of the powers and authority of the Compensation Committee as it may deem appropriate in its sole discretion. Further, to assist in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. The Compensation Committee engaged Ferguson Partners Consulting (“FPC”), a national compensation consulting firm, to serve as an independent consultant to the Compensation Committee. FPC provided advice to the compensation committee on matters related to, among other things:

•	compensation of our officers and employees, including providing the Compensation Committee with data and analysis to support the adoption and implementation of a long-term incentive program;

•	equity grants made under the 2022 Equity Incentive Plan (the “Equity Plan”); and

•	the design of our director compensation program.

The Compensation Committee has determined that FPC is independent pursuant to the Company’s Compensation Committee Charter and Nasdaq rules. The Compensation Committee has sole authority to select, retain or terminate its executive compensation consultants and to approve their fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of the directors who currently serve or in the past year have served, on the Compensation Committee (i) serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board, (ii) are, or in the past year have been, an officer or employee of the Company or its subsidiaries (including the APW Group) or (iii) have, or in the past year have had, any other relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions by Compensation Committee members.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to have and exercise the power and authority of the Board relating to the (i) identification of qualified individuals to be elected or appointed to the Board (other than the Founder Directors), consistent with qualifications and criteria approved by the Board (and as required by Nasdaq and the SEC), (ii) selection of nominees for election or appointment to the Board (other than the Founder Directors), (iii) development of a set of corporate governance principles applicable to the Company, (iv) the process for the evaluation of the Board, and (v) oversight of the Company’s ESG strategy.

The Nominating and Corporate Governance Committee is responsible for, among other things (subject to the rights of the holders of Founder Preferred Stock as described under “Board Leadership and Governance Structure – Composition of the Board” above):

•	identifying qualified individuals and selecting nominees for election or appointments to the Board;

•	recommending to the independent directors to serve as members of each Board committee;

•	developing and recommending a set of corporate governance principles applicable to the Company and overseeing the process for evaluation of the Board;

•

overseeing activities relating to corporate social responsibility, sustainability and other ESG matters, including the Company’s ESG strategy, goals, and activities, including related risk considerations and disclosure and communications relating to the foregoing; and

•	keeping the structure, size, and composition of the Board under regular review and making recommendations to the Board with regard to any changes necessary.

Pursuant to the Shareholders Agreement, the AG Investors’ Representative, which is an affiliate of William H. Berkman, has the ability to select a majority of the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Party Transactions – Shareholders Agreement – Founder Directors.”

The Nominating and Corporate Governance Committee is currently comprised of four members: Paul A. Gould, Noam Gottesman, Nick S. Advani, and Ashley Leeds. The Nominating and Corporate Governance Committee is chaired by Paul A. Gould. The Board has reviewed the background, experience, and independence of the Nominating and Corporate Governance Committee members. Based on this review, the Board has determined that each member meets the independence requirements of the Nasdaq Governance Standards.

Transaction Committee

In addition to the three above-referenced standing committees, on May 24, 2022, the Board established a committee (the “Transaction Committee”), consisting of Thomas C. King, Nick S. Advani, Antoinette Cook Bush, and Ashley Leeds, to review, consider, evaluate, negotiate, accept, reject, and recommend any possible strategic transactions outside the Company’s ordinary course of business, including transactions involving a sale, merger or other similar transaction of or by the Company, with the potential to increase value to the stockholders of the Company, including the Mergers, in which one or more officers, directors, stockholders, or affiliates of the Company may have material interests that would be additional to and/or materially different from the interests of disinterested stockholders of the Company. The Transaction Committee is chaired by Mr. King. During 2022, the Transaction Committee met 15 times.

Meeting Attendance

During 2022, each director attended at least 75% of the aggregate of the regularly scheduled and special meetings of the Board and meetings of each committee of the Board on which such director served for the period in which such director served. Management of the Company maintains regular communications with the directors so even those who may not be able to attend a meeting are fully informed of the subject matter of the meetings, have the opportunity to discuss the subject matter with management and the other directors prior to the meetings, and are also notified of any specific actions or discussions that occurred at any meeting they were unable to attend. Seven of the directors serving at the time attended the 2022 Annual Meeting of Stockholders. The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, but all members of the Board are encouraged to attend.

Other Governance Matters

Role of the Board in Risk Oversight

The Board administers its role in the oversight of risk directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas. In particular, the Board monitors and assesses strategic risk exposure and the Audit Committee oversees our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices and of the Board, as well oversight of ESG matters and related risks The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. While each committee evaluates certain risks and oversees the management of such risks, our entire Board is regularly informed about the risks overseen by the committees through committee reports.

Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Business Ethics and ESG

Our Code of Conduct emphasizes the importance of ESG and DEI matters, including the goal to do business in an environmentally responsible manner and a commitment to seeking an inclusive and diverse work environment in which all individuals are treated with respect and dignity. We conduct annual employee training that includes training on anti-bribery and corruption, diversity, equity and inclusion, sexual harassment, and other ethics topics. The Audit Committee oversees the Code of Conduct, including the whistleblower policy contained therein, as well as compliance with our Foreign Corrupt Practices Act and Anti-Bribery Compliance Policy, Related Party Policy, and Anti-Fraud Policy.

Prohibition of Hedging

Our Securities Trading Policy prohibits those employed by or associated with the Company from entering into (1) short sales of the Company’s securities, (2) transactions in publicly traded options in the Company’s securities, such as puts, calls, collars, or other derivative securities, on an exchange or in any other organized market, or (3) hedging or monetization transactions or similar arrangements designed to hedge or offset any decrease in the market price of the Company’s securities.

Stock Ownership Requirement

We have adopted a stock ownership requirement for our executives and our non-employee directors. Our stock ownership policy is intended to increase the alignment of interests between our executives and stockholders. The guidelines of peers and, on a broader basis, industry practices were considered in developing this policy. Our policy provides the following:

Category	Share Requirement*
CEO	6x annual base salary
President/COO	3x annual base salary
Other Executive Officers	2x annual base salary
Non-Employee Directors	5x annual director fees

*

If an individual becomes subject to a greater ownership amount, due to promotion or an increase in base salary or annual director fee, the individual is expected to meet the higher ownership threshold within three years of such time.

Equity that qualifies toward satisfaction of the share ownership requirement shall include, but not be limited to, the following:

•

shares of Class A Common Stock, Shares of Class B Common Stock (“Class B Shares”), shares of Series A Founder Preferred Stock and LTIP Units owned directly, including restricted stock, stock units, and shares of Class A Common Stock, Class B Common Stock, and Series A Founder Preferred Stock deliverable upon settlement of restricted or unrestricted stock units, excluding restricted stock, stock units, and LTIP Units that remain subject to achievement of performance goals;

•	shares of Class A Common Stock Class B Common Stock, and Series A Founder Preferred Stock owned indirectly, if the individual has an economic interest in such shares; and

•

shares of Class A Common Stock, Class B Common Stock, and Series A Founder Preferred Stock acquired through savings plans, such as our 401(k) plan, any deferred compensation plan for executives, or any employee stock purchase plan.

Options and performance-based awards do not qualify toward meeting an individual’s respective requirement.

To satisfy the ownership requirement, an individual subject to the policy must satisfy the ownership requirement by November 12, 2025 (unless such individual became subject to the policy after November 12, 2020, in which case the requirement will need to be satisfied within five years of the date such person becomes subject to the policy). If an individual’s stock ownership requirement is not satisfied by the end of the five-year period, then the individual shall not be required to purchase any shares of the Company (because of the market and price potential fluctuations) in the open market but instead is required to retain 100% of the net after tax (and any applicable exercise costs) amount of any equity held, and subsequently awarded, until such minimum requirement is met.

The Compensation Committee is responsible for monitoring the application of our stock ownership policy. Each of our named executive officers (“NEOs”) and independent directors is in compliance with our policy.

Whistleblower Policy

We are committed to an environment where open, honest communications are the expectation, not the exception. If an employee believes they have been subjected to any form of a policy violation or unlawful discrimination, a written complaint should be provided to their supervisor or Human Resources as described in our Code of Conduct.

In situations where employees prefer to place an anonymous report in confidence, they are encouraged to use our whistleblower hotline, hosted by EthicsPoint. Employees are encouraged to submit reports relating to violations stated in the Code of Conduct, as well as ask for guidance related to policies and procedure and provide positive suggestions and stories.

Reported violations are considered on a confidential and, where requested, anonymous basis, and are investigated in a timely manner. Any complaint should be specific and should include the names of the individuals involved and the names of any witnesses. We immediately undertake an investigation and attempt resolution, with actions taken as necessary and escalation to the Audit Committee where appropriate. If we determine that unlawful discrimination has occurred, remedial action will be taken commensurate with the severity of the offense. Appropriate action will also be taken to deter any future discrimination. To the extent appropriate, we will inform the person filing the complaint and the person alleged to have committed the conduct of the results of the investigation. We will take appropriate action to remedy any loss to the employee as a result of the discrimination. We will not retaliate against the employee for filing a complaint and will not knowingly permit retaliation by any other employees.

Our whistleblower hotline is also available to all external stakeholders through our corporate website to anonymously report concerns and ask relevant questions. All cases highlighted through this channel are investigated, with actions taken as necessary and escalation to the Audit Committee where appropriate.

Communications with the Board

The Board has adopted a procedure for receiving and addressing communications from our stockholders. Stockholders who wish to communicate with the Board, any group of directors or any individual director can write to: Chairman of the Board, Radius Global Infrastructure, Inc., 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004. The Chairman or an officer delegated by the Chairman shall review all such correspondence and maintain a log of all such correspondence and forward to the directors copies of all correspondence that, in the opinion of the Chairman or a delegated officer, deal with the functions of the Board or committees thereof or that the Chairman or a delegated officer otherwise determine requires their attention. The Chairman or a delegated officer may screen frivolous or unlawful communications and commercial advertisements. Directors may at any time review the log.

Concerns relating to accounting, internal controls or auditing matters should immediately be brought to the attention of the Chair of the Audit Committee or their designee and handled in accordance with procedures established by the Audit Committee with respect to such matter (including through our third-party confidential reporting system as indicated in the Code of Conduct).

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation earned or paid to our non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees earned for fiscal year 2022 or paid in cash ($)	Stock awards ($) (1)	Total ($)
Michael D. Fascitelli	20,000	—	20,000
Noam Gottesman	7,500	—	7,500
William D. Rahm	—	—	—
Paul A. Gould	25,000	150,009	175,009
Antoinette Cook Bush	37,500	150,009	187,509
Thomas C. King	60,000	150,009	210,009
Nick S. Advani	42,500	150,009	192,509
Ashley Leeds	45,000	150,009	195,009

(1)

Represents the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718
(“ASC 718”), of 11,330 restricted shares of Class A Common Stock granted to each of Messrs. Advani and King and Mses. Bush and Leeds on
February 10, 2022, which were the only equity awards outstanding at December 31, 2022 for any of the non-employee directors.

Director Compensation Policy

Pursuant to the Board’s non-employee director compensation policy, for 2022, each of the independent directors was eligible to receive annual director fee compensation with a total value of $150,000 (prorated for any partial year of service) with up to 50% of such compensation value in cash and at least 50% in the form of restricted stock. The other half of such annual fee is paid in cash in quarterly arrears; provided that each such director may elect at the beginning of each year of service (or at the beginning of such director’s term) to receive some or all of the cash component of their annual director fee in the form of additional restricted shares of Class A Common Stock subject to the same valuation and vesting criteria as the other restricted shares of Class A Common Stock granted to such director for such year of service. Pursuant to this policy, Messrs. Advani, Gould and King and Mses. Bush and Leeds elected to receive all of such annual fee for 2022 in the form of restricted shares of Class A Common Stock, the number of such shares based on the closing price of the Company’s Class A Common Stock on the grant date. These restricted shares vested (i.e., the restriction lapsed) on February 10, 2023. Non-employee directors are also paid the following annual fees, in quarterly arrears, for service on committees of the Board (also prorated for any partial year of service): $25,000 for the Chair of the Audit Committee and $12,500 for other members of the Audit Committee; $20,000 for the Chair of the Compensation Committee and $10,000 for other members of the Compensation Committee; and $15,000 for the Chair of the Nominating and Corporate Governance Committee and $7,500 for other members of the Nominating and Corporate Governance Committee. In addition, the Chair of the Transaction Committee was paid $35,000 and other members of the Transaction Committee were paid $25,000 pursuant to Board resolutions establishing the Transaction Committee. Messrs. Fascitelli and Gottesman elected not to receive the annual director fee compensation in respect of their services on the Board for 2022. Mr. Rahm has elected not to receive compensation in respect of his service on the Board (or any committee) so long as any of the Centerbridge Entities are investors in the Company.

Additionally, the Company will reimburse each director for travel, hotel and other expenses incurred in connection with performing their duties as a director.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023 and is asking stockholders to ratify this appointment at the Annual Meeting.

KPMG has audited our financial statements annually beginning with 2020 and audited the financial statements of the APW Group for the years ended December 31, 2019 and 2018 as well as the financial statements of Landscape Acquisition Holdings Limited as of October 31, 2019 and 2018 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards in connection with our listing on Nasdaq, and has audited the financial statements of the APW Group annually since 2010. A representative of KPMG is expected to attend this year’s Annual Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board to select KPMG as our independent registered public accounting firm for 2023, the Audit Committee determined that retention of KPMG is in the best interests of the Company and our stockholders. Information regarding fees billed by KPMG for our 2022 and 2021 fiscal years is set forth under “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. However, we are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG, but may ultimately determine to retain KPMG as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Relationship with Independent Registered Public Accounting Firm

The following table shows the fees that KPMG billed us for professional services rendered for 2022 and 2021 and includes audit fees expected to be billed in 2022 in connection with the audit of our financial statements as of and for the year ended December 31, 2022 (in thousands of dollars):

Fee Category	2022	2021
Audit Fees	$2,187	$2,166
Audit-Related Fees	$55	$413
Tax Fees	$67	$861
All Other Fees	$—	$—
Total Fees	$2,310	$3,440

Audit Fees

“Audit Fees” include fees for professional services provided by KPMG in connection with the audit of our annual financial statements, review of quarterly financial statements included in our quarterly reports on Form 10-Q and audits of subsidiary annual financial statements required under certain debt agreements or local statutory requirements.

Audit-Related Fees

“Audit-Related Fees” includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Specifically, Audit-Related Fees incurred in 2022 primarily consisted of fees for professional services rendered in connection with providing access for third party workpaper reviews, and in 2021, such fees were incurred for professional services rendered in connection with our registration statements on Form S-1 and Form S-3 and issuances of related consents, as well as the issuance of a comfort letter in connection with our convertible notes issuances.

Tax Fees

“Tax Fees” includes fees for professional services provided by KPMG for tax compliance in 2022 and 2021, and also for tax advice and tax planning in 2021.

All Other Fees

“All Other Fees” would include fees for services provided by KPMG that are not included in the other fee categories reported above.

Audit Committee Pre-Approval Policies and Procedures

KPMG provides the Audit Committee with information outlining the plan and scope of KPMG’s proposed audit services proposed to be performed during the year, which the Audit Committee reviews with KPMG and management. The Audit Committee pre-approves all services provided by KPMG, including audit services and non-audit services, to assure that they do not impair KPMG’s independence.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING DECEMBER 31, 2023.

Audit Committee Report

The primary function of the Audit Committee is to oversee our accounting and financial reporting processes and the external audit of our financial statements on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board that satisfies applicable SEC and Nasdaq standards and is available in the “Environmental, Social, and Governance – Governance” section of our corporate website, www.radiusglobal.com. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2022 and has discussed with KPMG, our independent registered public accounting firm for the fiscal year ended December 31, 2022, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG required under the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG the latter’s independence.

On the basis of the review and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2022 Annual Report for filing with the SEC.

In addition to its oversight of our corporate accounting and financial reporting process, the Audit Committee is responsible for the appointment, oversight, evaluation, and retention of our independent registered public accounting firm. In connection with this responsibility, the Audit Committee annually reviews the qualifications, performance, and independence of the independent registered public accounting firm, including the performance of the lead audit partner, and assures the regular rotation of the lead audit partner as required. In doing so, the Audit Committee considers a number of factors including, but not limited to, quality of services provided, technical expertise, knowledge of the industry, effective communication, and objectivity. The Audit Committee also considers whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

The Audit Committee has engaged KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of such engagement by our stockholders.

Audit Committee

Thomas C. King (Chair)

Antoinette Cook Bush

Ashley Leeds

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of the date of this Proxy Statement:

Name	Position	Age	Appointed
William H. Berkman	Co-Chairman and Chief Executive Officer	58	February 2020
Scott G. Bruce	President	61	February 2020
Richard I. Goldstein	Chief Operating Officer	62	February 2020
Glenn J. Breisinger	Chief Financial Officer and Treasurer	62	February 2020
Jay L. Birnbaum	Sr. Vice President, General Counsel and Secretary	61	February 2020

William H. Berkman, Co-Chairman and Chief Executive Officer

Mr. Berkman’s biographical information is set forth under “Proposal No. 1: Election of Directors – Nominees” above.

Scott G. Bruce, President

Scott G. Bruce, age 61, is the President of the Company. Mr. Bruce previously served as Managing Director of Associated Partners, L.P., a private investment partnership focusing on creating, operating, and investing in wireless communications companies, since its inception in 2006. He also serves as the President of our subsidiaries APW OpCo and AP WIP Investments. Mr. Bruce serves as an independent director of Uniti Group, Inc., a publicly traded Nasdaq-listed company. Previously, Mr. Bruce was General Counsel and Secretary of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000, when it was sold to AT&T/Liberty Media. He also served as Vice President and General Counsel of Associated Communications Corporation, a publicly traded predecessor company to Associated Group, from 1992 to 1994. Prior to joining Associated Partners, Mr. Bruce practiced corporate law at Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania from 1987 to 1992. Prior to that, he worked as an auditor in the New York office of Touche Ross & Co. (predecessor to Deloitte) from 1983 to 1985. In connection with Mr. Bruce’s responsibilities at Associated Partners, he has held various board memberships at private companies. Mr. Bruce holds an A.B. in History from Colgate University, an M.S. (Accounting) from the New York University Stern School of Business and a J.D. from the Villanova University School of Law. Mr. Bruce’s operational, management and investment expertise has been gained through years of experience as both an executive and lawyer in the telecommunications and communications infrastructure industries.

Glenn J. Breisinger, Chief Financial Officer and Treasurer

Glenn J. Breisinger, age 62, is the Chief Financial Officer and Treasurer of the Company. Mr. Breisinger previously served as the Chief Financial Officer of Associated Partners, L.P., a private investment partnership focusing on creating, operating, and investing in wireless communications companies, since its inception in 2006, as well as the Chief Financial Officer of Liberty Associated Partners, LP since 2000. He also serves as the Chief Financial Officer of our subsidiaries APW OpCo and AP WIP Investments. He formerly served as the Chief Financial Officer of ChemImage Corporation, as well as a member of the board of directors of PEG Bandwidth, LLC. Mr. Breisinger was the Assistant Secretary and Assistant Treasurer of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000. Mr. Breisinger served as Chief Financial Officer of domestic cellular telephone operations for Associated Communications Corporation from 1993 to 1994. From 1982 to 1993, Mr. Breisinger was employed by Ernst & Young, most recently as a Senior Manager where he was responsible for the coordination of professional services in the areas of assurance, accounting, federal and state income tax services, and management consulting. Mr. Breisinger is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration from Duquesne University.

Richard I. Goldstein, Chief Operating Officer

Richard I. Goldstein, age 62, is the Chief Operating Officer of the Company. Mr. Goldstein previously served as Managing Director of Associated Partners, L.P., a private investment partnership focusing on creating, operating, and investing in wireless communications companies, since its inception in 2006. He also serves as the Chief Operating Officer of our subsidiaries APW OpCo and AP WIP Investments. Mr. Goldstein currently also serves as lead director of Franklin Square Energy Partners, a position he has held since March 2015. Mr. Goldstein also serves as a member of the board of directors of FS KKR Capital Corp. and FS KKR II Capital Corp, positions he has held since 2018. Prior to joining Associated Partners, Mr. Goldstein was vice president of Associated Group, Inc. (“AGI”), a publicly traded owner and operator of communications-related businesses and assets. While at AGI, he was responsible for operating AGI’s cellular telephone operations. Mr. Goldstein has served as a director of Ubicquia since 2018. Mr. Goldstein served as a director of Intellon Corporation prior to its acquisition by Atheros Communications, Inc. Mr. Goldstein received a B.S. in Business and Economics from Carnegie Mellon University and received training at the Massachusetts Institute of Technology in Management Information Systems. Mr. Goldstein has extensive experience as a senior executive and in negotiating investment transactions in a variety of industries, including in the energy industry.

Jay L. Birnbaum, Senior Vice President, General Counsel and Secretary

Jay L. Birnbaum, age 61, is the Senior Vice President, General Counsel and Secretary of the Company. Mr. Birnbaum previously served as General Counsel of the portfolio companies of Associated Partners, L.P., a private investment partnership focusing on creating, operating, and investing in wireless communications companies, since 2011. He also serves as the Senior Vice President, General Counsel and Secretary of our subsidiaries APW OpCo and AP WIP Investments. In 2011 Mr. Birnbaum started his own legal practice, EMG Legal Services, providing outside general counsel services for telecommunications, green energy, and technology companies as well as private equity investors. This included serving as the general counsel for the APW Group as well as other portfolio companies of Associated Partners, PEG Bandwidth, LLC and AP Towers, LLC. Mr. Birnbaum became an employee of AP Service Co., an affiliate of Associated Partners, in 2014 and continued to serve as general counsel of these companies. Previously, Mr. Birnbaum was the Senior Vice President and General Counsel of Current Group, LLC, a portfolio company of Associated Partners and a developer of broadband over power line and electric distribution smart grid technologies. Prior to that Mr. Birnbaum spent nearly 15 years in private law practice in Washington, DC specializing in telecommunications, first as an associate at what is now Arent Fox LLP and then at Skadden, Arps, Slate Meagher & Flom LLP, where he became a partner and co-head of that firm’s communications practice focused on domestic and international transactional, regulatory, and legislative matters involving the telecommunications industry.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material components of the executive compensation program for our named executive officers (“NEOs”), who are named below. Prior to the completion of our acquisition of the APW Group on February 10, 2020, we did not have any executive officers. In 2022, our NEOs and their positions were as follows:

•	William H. Berkman, our Co-Chairman and Chief Executive Officer;

•	Glenn J. Breisinger, our Chief Financial Officer and Treasurer

•	Scott G. Bruce, our President;

•	Richard I. Goldstein, our Chief Operating Officer; and

•	Jay L. Birnbaum, our Senior Vice President, General Counsel and Secretary.

Executive Summary

In order to be consistent with our goal of aligning Company performance with executive compensation and increasing value for stockholders, we have prepared this Compensation Discussion and Analysis, which lays out our compensation program, policies, objectives, and practices. We have also detailed specific compensation information for each NEO listed above in accordance with applicable SEC rules.

Financial Performance Highlights

*	Acquisition Capex and Annualized in-Place Rents are non-GAAP measures. For a reconciliation of our results as reported under GAAP to non-GAAP measures, please see Appendix A on page A-1.

Overview of our Executive Compensation Program

Our success depends on our ability to attract, motivate, and retain talented executive officers. A primary way to achieve this is through our compensation program, which we have structured to be motivating to our leadership and to align executive pay with Company performance and value creation for stockholders. We believe that our compensation program fairly rewards our NEOs for their time and effort as well as the level of experience and expertise they bring to their respective roles. As a result, we believe that the program has been and continues to be beneficial for both the Company and its stockholders.

Executive Compensation Program Objectives

Our executive compensation program is an important part of the Company’s success. Having a clear view of the objectives the program serves is crucial to it continuing to serve the needs of the Company and its stockholders. The primary objectives of the executive compensation program are as follows:

•	attracting and retaining talented leadership;

•	maintaining pay competitiveness with other companies in our industry;

•	motivating high performance on an individual and team basis;

•	mitigating and discouraging excessive risk-taking;

•	balancing focus on short- and long-term goals;

•	linking compensation to stockholder value; and

•	encouraging meaningful levels of ownership in the Company.

We believe that the executive compensation program and pay levels are structured in such a way that best achieves the objectives laid out above and serves to maximize stockholder value.

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

It is the responsibility of the Compensation Committee to review and approve any compensation-related goals for our NEOs. The Committee exercises independent judgement in making all executive compensation-related determinations. No member of the Compensation Committee is a former or current officer of us or any of our subsidiaries, and all members are independent under current Nasdaq listing standards.

The Compensation Committee reviews our executive compensation program and practices annually in order to ensure that they are in the best interest of the Company and its stockholders. The Compensation Committee also annually reviews market practices for each element of compensation and adjusts as necessary to remain competitive in the market.

When making compensation decisions, the Compensation Committee considers the amount and mix of pay components and whether any portion of the executive compensation program could encourage excessive risk-taking by management. It also considers whether the features of the program appropriately mitigate risk.

Role of Independent Compensation Consultant

The Compensation Committee is authorized to retain an independent compensation consultant. In 2022, as in prior years, the Committee chose to retain Ferguson Partners Consulting (“FPC”) as its compensation consultant.

In 2022, FPC advised the Compensation Committee on several matters related to executive compensation, including industry trends, structure of pay programs, benchmarking of peer pay levels, guidance with respect to establishing compensation levels, assisting with the design of the Company’s executive compensation program, and also conducting an assessment of director compensation. FPC is hired by, and reports directly to, the Compensation Committee and FPC works with management only as directed by the Committee. Outside of the aforementioned services for the Compensation Committee, FPC did not perform any other work for Radius in 2022. Before engaging FPC, the Compensation Committee assessed FPC’s independence and found that there were no conflicts of interest with the Company or any of its directors or executive officers.

Use of Peer Group

Each year as part of its annual compensation process, the Compensation Committee consults with FPC to determine the most appropriate set of peers for the purposes of benchmarking Radius’ executive team compensation. Once the peer group is decided, the Committee analyzes the data provided by FPC and considers it, as well as input from management and FPC, when making determinations for the following year’s executive compensation program and levels. The decisions around compensation ultimately arrived at are made solely by the Compensation Committee.

In developing the composition of the peer group, the Compensation Committee took into account a number of factors to select peers that shared one or more similar characteristics to the Company including (1) operating in a similar business segment inclusive of digital infrastructure assets and/or net-lease structured investments, (2) having a similar company size, primarily defined by market capitalization and total capitalization, (3) maintaining a global scope of operations and degree of complexity, and (4) companies for which the Company competes for talent and human capital.

The peer group used in determining 2022 compensation was as follows:

Peer Group
Cellnex Telecom (CLNXF)	Medical Properties Trust, Inc. (MPW)
CoreSite Realty Corporation* (COR)	National Retail Properties, Inc. (NNN)
CyrusOne Inc.* (CONE)	OUTFRONT Media Inc. (OUT)
DZS Inc. (DZSI)	Progress Software Corporation (PRGS)
EPR Properties (EPR)	QTS Realty Trust, Inc.* (QTS)
Essential Properties Realty Trust, Inc. (EPRT)	Ribbon Communications Inc. (RBBN)
Limelight Networks** (LLNW)	Uniti Group Inc. (UNIT)

*

CoreSite, CyrusOne, and QTS Realty have all been acquired since they were used as peers for setting Radius' 2022 compensation levels. CoreSite was acquired by American Tower in December 2021, CyrusOne by funds of KKR and GIP in March 2022, and QTS Realty by Blackstone funds in August 2021.

**	Limelight Networks has since been renamed as Edgio, Inc.

Elements of Executive Compensation

The below charts break down each of the components of executive pay described above and granted during 2022 (with time-based and performance-based equity separated out):

These components are intended to work together to foster a pay-for-performance philosophy as well as an ownership mindset wherein executives have a financial stake in the success of the Company as stockholders themselves.

Base Salary

As described above, each year our Compensation Committee reviews the NEO base salaries and their competitiveness to our peer group and the broader marketplace based on input from FPC. The Compensation Committee also considers the experience level, degree of performance, and any other relevant factors for each NEO before making decisions as to the appropriate base salary levels for each NEO in the coming year. For 2022, our NEOs’ base salaries and raises as compared to the prior year were as follows:

Name	2021 Base Salary	2022 Base Salary	% Change
William H. Berkman	$515,000	$537,000	4%
Glenn J. Breisinger*	$515,000	$537,000	4%
Scott G. Bruce	$721,000	$750,000	4%
Richard I. Goldstein	$721,000	$750,000	4%
Jay L. Birnbaum*	$515,000	$537,000	4%

* Glenn J. Breisinger and Jay L. Birnbaum were not NEOs in 2021.

Short-Term Incentive Program (“STIP”)

Our short-term incentive program is structured to incentivize executives to achieve or outperform goals set by the Compensation Committee at the beginning of each year. These goals are set and evaluated on a one-year time horizon, and, to the extent any payout is determined to be earned, NEOs are paid in cash after the determination by the Compensation Committee. After careful consideration and conversations with management, as well as input from FPC, the Compensation Committee crafted a program that balances rigorous but achievable objective goals (which comprise a majority of the program) with a subjective, individual component.

The Compensation Committee also sets target payout levels for each executive that it believes are appropriate in light of pay levels among the peer group and the broader market. Finally, the Compensation Committee decided on appropriate payout bandwidths at each level of performance (i.e., threshold, target, and maximum).

In 2022, the threshold, target, and maximum payout levels for each NEO (expressed as a percent of base salary and dollar value) were as follows:

Short-Term Incentive Program Individual Opportunity Levels (as percent of base salary)

Name	Threshold %	Threshold $	Target%	Target $	Maximum %	Maximum $
William H. Berkman	50%	$268,500	100%	$537,000	150%	$805,500
Glenn J. Breisinger	25%	$134,250	50%	$268,500	75%	$402,750
Scott G. Bruce	25%	$187,500	50%	$375,000	75%	$562,500
Richard I. Goldstein	25%	$187,500	50%	$375,000	75%	$562,500
Jay L. Birnbaum	25%	$134,250	50%	$268,500	75%	$402,750

For purposes of the foregoing table, each payout level shown assumes achievement of all performance goals at the indicated level.

The program is structured based in part on three objective performance goals, each weighted as 20% of the overall program: Annualized in-Place Rents, OpCo General and Administrative Expense, and Levered Internal Rate of Return on Purchased Rent (as defined below). Performance hurdles for the metrics were intended to be rigorous but achievable at the target level, and performance above or below target is rewarded accordingly. In the case that performance is achieved between two levels, payouts are determined using linear interpolation between the two levels. Performance below the threshold level results in no payout to NEOs. The remaining 40% of the program is tied to a subjective assessment of each individual NEO’s performance during 2022, as determined by the Compensation Committee (with input from the CEO). For the purposes of individual performance, achievement at a threshold level was intended to represent average performance, achievement at a target level was intended to represent above average performance, and achievement at the maximum level was intended to represent outstanding performance.

The table below summarizes the significance of each objective performance metric included in the 2022 STIP as a key indicator of the Company’s financial, operating and investment performance.

Performance Metric	Significance
Annualized in-Place Rents (“AIPR”)

•  AIPR is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (i.e., “In-Place”) as of the measurement date.

•  AIPR is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment under such lease.

•  The presentation of AIPR provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired.

OpCo G&A

•  OpCo General and Administrative (“G&A”) Expense represents the annual SG&A expense from the annual audited financial statements calculated in accordance with GAAP, excluding one-time transaction costs and AP Wireless SG&A. There are no selling expenses at the APW OpCo level.

• OpCo G&A is a significant measurement of management’s efficiency and ability to leverage the Company’s platform.

Levered IRR on Purchased Rent	• Levered IRR on Purchased Rent is a financial metric that measures performance based on the annual rent generated on the cost of acquired rent over the purchasing term of the acquired property right.

• This metric allows stockholders to evaluate the value creation of the origination platform.

In 2022, each of the objective metrics was achieved at the maximum performance level, as shown below:

2022 Short-Term Incentive Program – Objective Metrics

Metric	Weighting	Threshold	Target	Maximum	Actual 2022
Annualized in-Place Rents ($M)	20%	$121.0	$138.5	$154.6	$157.6 (1)
OpCo G&A ($M)	20%	$25.7	$23.9	$22.2	$20.4 (2)
Levered IRR on Purchased Rent	20%	10.13%	10.57%	11.00%	12.70%

(1)	On a constant currency basis the actual result was $165.20.
(2)	As adjusted for budgeted versus actual bonus achievement, and excluding one-time transaction costs.

For the individual portion of the program, the Compensation Committee determined the payout for NEOs based on their individual performance throughout 2022, as well as other relevant factors as appropriate. The Compensation Committee took into consideration the following factors, among others, when evaluating how each individual’s performance contributed to the broader overall management by the executive team:

•	successful management of strategic processes;

•	management and implementation of debt and/or other financing initiatives;

•	keeping senior operating management aligned with public company objectives;

•	establishment of new lines of business and expanding the origination universe;

•	ability to recruit next-level management;

•

coordination and alignment of worldwide employee base amidst significant headwinds in light of the COVID-19 pandemic, including post pandemic workplace and travel issues, competition, and inflation/interest rates;

•	initiation of re-rating of asset pricing across origination in reaction to increasing cost of capital;

•	analysis and approval of transactions in a difficult platform environment while maintaining acquisition yields by jurisdictions and capital deployment rate;

•	effective management of regulatory and legal headwinds;

•	growth of property management initiatives and churn management;

•	establishment and improvement of relationships with strategic operators, key tenants, and other third parties; and

•	setting strategic direction for each of the above.

For 2022, each of the NEOs other than Mr. Birnbaum was determined to have achieved the individual performance measures at the maximum level.

The table below shows the total actual payouts for each NEO under the 2022 STIP as described above:

2022 Short-Term Incentive Payout (as percent of target)

Name	Target Payout	Actual Payout	Actual as a % of Target
William H. Berkman	$537,000	$805,500	150%
Glenn J. Breisinger	$268,500	$402,750	150%
Scott G. Bruce	$375,000	$562,500	150%
Richard I. Goldstein	$375,000	$562,500	150%

Mr. Birnbaum was ultimately paid a bonus for 2022 as opposed to a payment under the 2022 STIP. In light of Mr. Birnbaum’s pending voluntary resignation as Senior Vice President, General Counsel and Secretary and transition into the role of special advisor on September 1, 2023 and consistent with the terms of the Birnbaum Current Agreement, Mr. Birnbaum received a bonus for 2022 performance in the amount of $268,500. This amount reflected an acknowledgment of Mr. Birnbaum’s contributions to the Company and the Company’s 2022 performance as well as Mr. Birnbaum’s pending transition.

Long-Term Incentive Program

Our long-term incentive program is intended to motivate executives to achieve longer-term goals that are deemed crucial to the success of the Company and to create value for stockholders. It also serves to tie executive compensation to Company equity in order to further align executive pay with Company performance.

The long-term incentive program for awards granted in 2022 consisted of Series C LTIP Units in tandem with an equal number of shares of Class B Common Stock that remain subject to forfeiture until the related LTIP Units vest. The program included a performance-based component and a time-based component, which comprised 60% and 40% of the total program, respectively. The 2022 long-term incentive program was structured with a three-year performance period, with performance-based awards subject to performance over the 2022-2024 period. Our long-term goals were determined by the Compensation Committee at the outset of the three-year performance period. After the conclusion of the period, our performance and the percentage of the performance-based LTIP Units, if any, earned by our NEOs, will be determined. Earned performance-based LTIP Units will thereafter vest on the third anniversary of the grant date. Time-based LTIP Units vest ratably over three years following the grant date. Series C LTIP Units may be redeemed (along with the related Tandem Shares, which are canceled upon redemption) and exchanged, to the extent they are both equitized and vested, for an equal number of shares of Class A Common Stock or cash at our election. Equitization principally occurs after the Company (following issuance of the respective LTIP Units) issues shares of stock to any person the fair market value of which exceeds the value at the time the LTIP Units are granted. Upon vesting, awardees receive units in APW OpCo and all forfeiture conditions on the Tandem Shares lapse.

The Compensation Committee also sets target payout levels for each executive that it believes are appropriate in light of pay levels among the peer group and the broader market. Finally, the Compensation Committee decided on appropriate payout bandwidths at each level of performance (i.e., threshold, target, and maximum).

For the 2022-2024 long-term incentive program, the threshold, target, and maximum opportunity levels for each NEO (expressed as a percent of base salary) were as follows:

2022 Long-Term Incentive Program Individual Opportunity Levels

Name	Threshold $	Target $	Maximum $
William H. Berkman	$2,102,917	$3,004,167	$4,806,667
Glenn J. Breisinger	$771,070	$1,101,528	$1,762,445
Scott G. Bruce	$1,324,838	$1,892,625	$3,028,200
Richard I. Goldstein	$1,324,838	$1,892,625	$3,028,200
Jay L. Birnbaum	$771,070	$1,101,528	$1,762,445

The performance portion of the program is based on two distinct objective metrics: (1) relative total shareholder return (“TSR”) performance as compared to that of a peer group consisting of our closest competitors (our “True Peers”) and the Nareit All Equity REITs Index (50%); and (2) AIPR growth (50%). Performance hurdles were set to be rigorous but achievable at the target level and require a higher degree of performance to be earned at the maximum level. The table below shows the overall structure and performance hurdles of the 2022-2024 long-term incentive program:

2022 - 2024 Performance-Based Long-Term Incentive Program Structure

Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)
Relative TSR vs. True Peers(1) (50%) and Nareit All Equity REITs Index (50%)	50%	-500 bps	0 bps	+500 bps
Annualized in-Place Rents Growth	50%	50%	85%	110%

(1)

True Peers reflect our closest competitors and include the following companies: American Tower Corporation, Cellnex Telecom, Crown Castle International Corp., DigitalBridge Group, Inc., INWITS.p.A., Safehold Inc., SBA Communications Corporation, Uniti Group Inc., and Vantage.

Other Compensation and Related Practices and Policies

Benefits and Perquisites

While we do provide our executives with medical, dental, vision, and disability insurance, as well as 401(k) matches, the Compensation Committee does not view these benefits as a key component of our executive compensation program. Overall, these benefits comprise only a small portion of each executive’s compensation package. The Company does not provide its executives with any perquisites. The Compensation Committee periodically reviews the benefits provided to executives and may amend what is made available to executives in the future at its discretion.

Risk Assessment

The Compensation Committee periodically reviews its compensation policies to determine if there are any potential areas of excessive risk, and if the policies currently in place contribute to those risks. FPC advises the Compensation Committee on executive compensation risk assessment matters, and the Compensation Committee has determined that its executive compensation program does not have unnecessary inherent risk and is not reasonably likely to have a material adverse effect on the Company.

Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for its executives, as well as for its non-employee directors. Executives are required to own and hold shares of Company stock having a value of six times base salary for our Chief Executive Officer, three times base salary for our President and Chief

Operating Officer, and two times base salary for our other executive officers. Non-employee directors are required to own and hold shares of Company stock having a value of five times their annual director fee. Executives and non-employee directors must achieve the ownership level within five years of the establishment of the guidelines or becoming subject to the policy, whichever comes later.

Equity Ownership Guidelines
Chief Executive Officer	●	●	●	●	●	●	6x base salary
President and Chief Operating Officer	●	●	●				3x base salary
Other Executive Officers	●	●					2x base salary
Non-Employee Directors	●	●	●	●	●		5x annual director fee

Hedging Policy

The Company’s Securities Trading Policy prohibits employees or associates of the Company from engaging in short sales of the Company’s securities, including “sales against the box,” in derivative securities, or in any hedging or monetization transactions or similar arrangements designed to hedge or offset any decreases in the market price of the Company’s securities.

Clawbacks

The Equity Plan provides for mandatory repayment of any award, other than the awards granted to NEOs and other executive officers on February 10, 2020, to the extent required by applicable law or regulation or any Company “clawback” or recoupment policy adopted to comply with legal requirements or otherwise.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with our management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K (which was filed with the Securities and Exchange Commission on March 1, 2023) (including by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Michael D. Fascitelli (Chairman)

Nick S. Advani

Paul A. Gould

William D. Rahm

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2022, 2021 and 2020:

Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total ($)
William H. Berkman	2022	$537,000	$0	$4,073,758	$805,500	$48,186	$5,464,444
Co-Chairman and Chief Executive Officer	2021	$515,000	$0	$0	$772,500	$52,549	$1,340,049
	2020	$476,136	$562,500	$19,158,118	$0	$60,247	$20,257,001

Glenn J. Breisinger	2022	$537,000	$0	$1,493,727	$402,750	$46,333	$2,479,810
Chief Financial Officer and Treasurer

Scott G. Bruce	2022	$750,000	$0	$2,566,470	$562,500	$45,322	$3,924,292
President	2021	$721,000	$0	$0	$540,750	$40,892	$1,302,642
	2020	$730,980	$337,500	$8,291,113	$0	$33,875	$9,393,468

Richard I. Goldstein	2022	$750,000	$0	$2,566,470	$562,500	$44,737	$3,923,707
Chief Operating Officer	2021	$721,000	$0	$0	$540,750	$40,892	$1,302,642
	2020	$732,277	$337,500	$8,291,113	$0	$42,619	$9,403,509

Jay L. Birnbaum	2022	$537,000	$265,500	$1,493,727	$0	$57,209	$2,353,436
General Counsel

(1)	Information is provided for Mr. Breisinger and Mr. Birnbaum for 2022 only because they were not NEOs in prior years.
(2)

The amounts in this column reflect the aggregate grant date fair value of time-based awards and performance-based Series C LTIPs, calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the year ended December 31, 2022. The amounts disclosed in this column for 2022 consist of a combination of (i) Series C LTIP Units and Tandem Shares of Class B Common Stock that vest over three years following grant and (ii) Series C LTIP Units and Tandem Shares of Class B Common Stock that vest based on the attainment of certain performance conditions over the three years following grant. For a more detailed discussion of these awards, see “Compensation Discussion and Analysis.” Assuming the maximum future payout under the performance-based Series C LTIP Units, the aggregate grant date fair values in this column for 2022 would have been as follows: $4,806,675 for Mr. Berkman; $1,762,465 for Mr. Breisinger; $3,028,208 for Mr. Bruce; $3,028,208 for Mr. Goldstein; and $1,762,465 for Mr. Birnbaum.

(3)

Amounts in this column include (i) Company matching contributions to the 401(k) plan and (ii) life, medical, dental, vision, long and short term disability, and life insurance premiums and health savings account contributions paid by the Company.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. Berkman		53,700	537,000	805,500
	2/25/2022				69,274	138,548	277,095		2,872,090
	2/25/2022							92,365	1,201,668

Glenn J. Breisinger		26,850	268,500	402,750
	2/25/2022				25,401	50,801	101,602		1,053,105
	2/25/2022							33,868	440,623

Scott G. Bruce		37,500	375,000	562,500
	2/25/2022				43,643	87,285	174,570		1,809,418
	2/25/2022							58,190	757,052

Richard I. Goldstein		37,500	375,000	562,500
	2/25/2022				43,643	87,285	174,570		1,809,418
	2/25/2022							58,190	757,052

Jay L. Birnbaum		26,850	268,500	402,750
	2/25/2022				25,401	50,801	101,602		1,053,105
	2/25/2022							33,868	440,623

(1)

Reflects shares of Class A Common Stock issuable upon the redemption of performance-based or time-based Series C LTIP Units, as the case may be, following vesting. Series C LTIP Units may also be redeemed for cash at the Company’s election, and were granted in tandem with an equal number of shares of Class B Common Stock (for performance-based Series C LTIP Units, this number is equal to the maximum number of shares issuable upon redemption) that remain subject to forfeiture conditions until vesting and are canceled upon any redemption of the related Series C LTIP Units.

Executive Compensation Arrangements with Our NEOs

Employment Agreements. Each of our NEOs other than Mr. Birnbaum is subject to an employment agreement with the Company and APW OpCo that became effective February 10, 2020 (each, an “Employment Agreement”). Mr. Birnbaum is subject to an employment agreement with the Company and APW OpCo, dated as of April 17, 2023 (the “Birnbaum Current Agreement”), which amended and restated in full Mr. Birnbaum’s prior employment agreement with the Company and APW OpCo, dated as of February 10, 2020 (the “Birnbaum Prior Agreement”). The Birnbaum Current Agreement contains the terms under which Mr. Birnbaum will voluntarily resign as Senior Vice President, General Counsel and Secretary and transition into the role of special advisor on September 1, 2023 (the “Transition Date”) for the two-year period following the Transition Date (the “Special Advisor Period”). For purposes of this Compensation Discussion & Analysis and accompanying compensation tables, each NEO other than Mr. Birnbaum is referred to as a “Continuing NEO”. The base salary of our Continuing NEOs is subject to annual review and increase (but not decrease), as determined by the Board (or a duly authorized committee thereof). Each Continuing NEO is also eligible to receive an annual bonus based on a target percentage of base salary set by the Board (or a duly authorized committee thereof), subject to financial and other performance achievements as considered by the Compensation Committee. The Birnbaum Current Agreement provides a set base salary for Mr. Birnbaum prior to the Transition Date and provision of advisor fees during the Special Advisor Period.

Series C LTIP Units. For descriptions of the Series C LTIP Units and related Tandem Shares, see “Elements of Executive Compensation – Long-Term Incentive Program” in “Compensation Discussion and Analysis” above.

Voting Rights and Transferability. The NEOs have voting rights with respect to their Tandem Shares that correspond to their LTIP Units immediately upon the grant date regardless of whether vested or unvested. Vested and unvested LTIP Units are transferable, except that unvested LTIP Units are not transferable within the two-year period following grant.

Each Employment Agreement, the Birnbaum Current Agreement and each of the LTIP Unit award agreements provides for payments upon certain terminations the executive’s employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that would be received by these executives see the section titled “Potential Payments Upon a Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our NEOs that were outstanding as of December 31, 2022:

		Stock Awards

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested
William H. Berkman	2/20/2020	415,809	(1)	$4,914,862
	2/20/2020				173,254	(2)	$2,047,862
	2/20/2020				472,053	(3)	$5,579,666
	2/28/2022	92,365	(4)	$1,091,754
	2/28/2022				277,095	(5)	$3,275,263

Glenn J. Breisinger	2/20/2020	18,333	(6)	$216,696
	2/20/2020	180,000	(1)	$2.127,600
	2/20/2020				75,000	(2)	$886,500
	2/28/2022	33,868	(4)	$400,320
	2/28/2022				101,602	(5)	$1,200,936

Scott G. Bruce	2/20/2020	36,666	(6)	$433,392
	2/20/2020	249,273	(1)	$2,946,407
	2/20/2020				103,863	(2)	$1,227,661
	2/20/2020				28,643	(3)	$338,560
	2/28/2022	58,190	(4)	$687,806
	2/28/2022				174,570	(5)	$2,063,417

Richard I. Goldstein	2/20/2020	36,666	(6)	$433,392
	2/20/2020	249,273	(1)	$2,946,407
	2/20/2020				103,863	(2)	$1,227,661
	2/20/2020				28,643	(3)	$338,560
	2/28/2022	58,190	(4)	$687,806
	2/28/2022				174,570	(5)	$2,063,417

Jay L. Birnbaum	2/20/2020	60,000	(1)	$709,200
	2/20/2020				25,000	(2)	$295,500
	3/18/2020	60,000	(1)	$709,200
	3/18/2020				25,000	(2)	$295,500
	2/28/2022	33,868	(4)	$400,320
	2/28/2022				101,602	(5)	$1,200,936

(1)	These time-vesting Series A LTIP Units (and related Tandem Shares) vest in three equal installments on February 10, 2023, 2024, and 2025.
(2)

These performance-vesting Series A LTIP Units will vest on the last trading day of the fiscal year in which the 10-day VWAP (as defined in the applicable award agreement) equals at least $17.50 per share of Class A Common Stock, subject to such price hurdle being met by December 31, 2027.

(3)

These performance-vesting Series B LTIP Units (and related Tandem Shares) are the remaining portion of an initial grant of Series B LTIP Units (and related Tandem Shares) that vest ratably, as determined based on the percentage of the difference between $10.00 and $20.00 that has been achieved for the 10-day VWAP (as defined in the applicable award agreement), with vesting on the last trading day of each fiscal year in which the 10-day VWAP exceeds the amount achieved on any prior vesting day during the performance period, subject to the applicable price hurdles being met by December 31, 2029. For example, if the 10-day VWAP on December 31, 2023 is then $15.00, given that 38.191% of the initial award has already vested, an additional 11.809% of the initial award would vest on December 31, 2023.

(4)	These time-vesting Series C LTIP Units (and related Tandem Shares) vest in five equal annual installments on beginning on the first anniversary of the grant date.
(5)	These performance-vesting Series C LTIP Units (and related Tandem Shares) will vest on February 10, 2025, subject to achievement of the applicable performance conditions.
(6)	These time-vesting Series A LTIP Units (and related Tandem Shares) vest on February 10, 2023.

Series A and Series B LTIP Units

Pursuant to the Employment Agreements and the Birnbaum Prior Agreement, in 2020, the Company granted each NEO an initial award (each, an “Initial Award”) of LTIP Units and Tandem Shares, subject to the terms and conditions of the applicable award agreement, pursuant to the Equity Plan. Vested LTIP Units are redeemable for Class A Common Stock or cash, at the Company’s election, pursuant to the APW LLC Operating Agreement. The Initial Awards consist of a combination of (i) Series A LTIP Units (as defined in the Equity Plan) that vest pro rata over three years following grant (“Three-Year Time-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock, (ii) Series A LTIP Units that vest pro rata over five years following grant (“Five-Year Time-Vesting Series A LTIP Units” and, together with the Three-Year Time-Vesting Series A LTIP Units, the “Time-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock, (iii) Series A LTIP Units that vest based on the attainment of certain share price hurdles over seven years combined with a services component (“Performance-Vesting Series A LTIP Units”) along with an equal number of shares of Class B Common Stock and (iv) Series B LTIP Units (as defined in the Equity Plan) that vest based on the attainment of certain share price hurdles over nine years (“Performance-Vesting Series B LTIP Units”) along with an equal number of shares of Series B Founder Preferred Stock. The Tandem Shares are subject to the same vesting and forfeiture conditions as the related LTIP Units.

Time-Vesting Series A LTIP Units. The Three-Year Time-Vesting Series A LTIP Units vest 33.33% on each anniversary of the grant date and the Five-Year Time-Vesting Series A LTIP Units vest 20% on each anniversary of the grant date, in each case, subject to the executive officer’s continued employment on such vesting date.

Performance-Vesting Series A LTIP Units. Performance-Vesting Series A LTIP Units are subject to both time and performance-based vesting conditions and will only become vested upon satisfaction of both applicable time and performance-based vesting conditions. The time-based vesting conditions will be satisfied with respect to 50% of the Performance-Vesting Series A LTIP Units on each of the third and seventh anniversaries of the grant date, in each case, subject to the executive officer’s continued employment on such date. The performance-based vesting criteria will be satisfied as follows: (i) 25% of the Performance-Vesting Series A LTIP Units will vest if the 10-day VWAP (as defined in the applicable award agreement) during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $11.50 per share of Class A Common Stock; (ii) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 50% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $13.50 per share of Class A Common Stock; (iii) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 75% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $15.50 per share of Class A Common Stock; and (iv) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 100% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $17.50 per share of Class A Common Stock. The performance period for Performance-Vesting Series A LTIP Units expires on December 31, 2027 and any Performance-Vesting Series A LTIP Units that have not satisfied both the applicable time-based and performance-based vesting conditions as of such date will be canceled and forfeited.

Performance-Vesting Series B LTIP Units. Performance-Vesting Series B LTIP Units are subject to performance-based vesting conditions and subject to the NEO’s continued employment and will only become vested upon satisfaction of both applicable time and performance-based vesting conditions. The performance-based vesting criteria will be satisfied with respect to a pro rata portion of the Performance-Vesting Series B LTIP Units if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2029 exceeds $10.00 per share of Class A Common Stock, with 0% vesting at $10.00 per share of Class A Common Stock, and linear vesting through and until 100% vesting at $20.00 per share of Class A Common Stock. The performance period for Performance-Vesting Series B LTIP Units expires on December 31, 2029 and any Performance-Vesting Series B LTIP Units that have not satisfied both applicable time-based and performance-based vesting conditions as of such date will be canceled and forfeited.

Option Exercises and Stock Vested for 2022

The following table information related to stock awards that vested during fiscal 2022. The NEOs do not hold any outstanding stock options and there were no options exercised by NEOs during fiscal 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William H. Berkman	138,604	(1)
Glenn J. Breisinger	78,333	(1)
Scott G. Bruce	119,758	(1)
Richard I. Goldstein	119,758	(1)
Jay L. Birnbaum	40,000	(1)

(1)

Shares listed in this table are shares of Class B Common Stock that were issued in tandem with the grant of an equivalent number of Series A LTIP Units and that vested on February 10, 2022. Upon vesting, all forfeiture conditions on the Tandem Shares lapsed. The Tandem Shares are canceled upon any redemption of the related Series A LTIP Units.

Potential Payments upon a Termination or Change in Control

Employment Agreement Severance Benefits

Each NEO is party to an individual employment agreement with the Company and APW OpCo that is described in the section entitled “Executive Compensation Arrangements with the Company’s Executive Officers – Employment Agreements” above. Under each of the individual employment agreements in effect during 2022, in the event of certain terminations of employment, the NEOs would have been eligible to receive the following severance benefits:

•

in the event of a termination due to death or disability, (i) payment of a pro rata portion of the annual bonus in respect of the fiscal year of termination based on the number of days elapsed in such year through the termination date and actual achievement of applicable company performance goals (the “Pro Rata Bonus Payment”), (ii) payment of any earned, but unpaid bonus, (iii) payment of monthly COBRA premiums for a period of eighteen months following termination (or, in the case of Mr. Berkman, twenty-four months), regardless of whether the executive officer elects COBRA continuation coverage (the “COBRA Equivalent Payment”), (iv) unless otherwise provided in the applicable award agreement, vesting of the time-based component of all outstanding Company equity-based awards based on the number of full or partial years that have elapsed between the applicable grant date and the termination date, plus one additional year of service, (v) unless otherwise provided in the applicable award agreement, vesting of the performance-based component of all outstanding Company equity-based awards if and when the applicable performance goals are satisfied (or deemed satisfied) within the applicable performance period, and (vi) for Mr. Berkman only, accelerated vesting of all outstanding Series B LTIP Units and related Tandem Shares;

•

in the event of a termination by the Company other than for Cause, due to death or disability or by the executive officer with good reason (each, a “Qualifying Termination”), in each case other than during the twelve-month period following a Change in Control (as defined in the applicable Employment Agreement), (i) a payment equal to one time (or, in the case of Mr. Berkman only, two times) the sum of (x) the base salary and (y) the annual bonus earned in respect of the prior fiscal year (the “Prior Year Bonus”), (ii) the Pro Rata Bonus Payment, (iii) payment of any earned, but unpaid bonus, (iv) payment of the COBRA Equivalent Payment and (v) full accelerated vesting of the officer’s Initial Award (any other Company equity-based awards will be treated in accordance with the applicable award agreements); and

•

in the event of (x) a termination by the Company in anticipation of a Change in Control or (y) a Qualifying Termination during the twelve-month period following a Change in Control, (i) a payment equal to two times the sum of (x) the base salary and (y) the Prior Year Bonus, (ii) payment of a pro rata portion of the target bonus for the year of termination based on the number of days elapsed in the fiscal year of termination through the termination date, (iii) payment of any earned, but unpaid bonus for the year prior to the year of termination, (iv) the COBRA Equivalent Payment for a period of twenty-four months, and (v) full accelerated vesting of all outstanding Company equity awards.

Under the Birnbaum Current Agreement, if Mr. Birnbaum continues in employment until the Transition Date, or if Mr. Birnbaum’s employment is terminated by the Company without “cause” or by Mr. Birnbaum for “good reason” or due to death or disability prior to the Transition Date, he will generally be entitled to receive the payments described above for the NEOs upon a termination during the twelve-month period following a Change in Control (other than, in the case of his continued employment until the Transition Date, accelerated vesting of long-term incentive compensation awarded in 2023), as well as continued payment of base salary and advisor fees (as applicable). If Mr. Birnbaum’s employment is terminated by the Company without cause or by Mr. Birnbaum for good reason during the Special Advisor Period, he would generally be entitled to continued advisor fees through the end of the Special Advisor Period, benefits continuation through the end of the Special Advisor Period and accelerated vesting of long-term incentive awards granted in 2023.

The severance payments and benefits described above are generally subject to the applicable Continuing NEO’s compliance with restrictive covenants consisting of one-year (two-year, in the case of Mr. Berkman and, under the Birnbaum Current Agreement, Mr. Birnbaum) post-termination restrictions on competing with the Company and soliciting the Company’s employees or customers unless otherwise specifically permitted by the Board in writing, non-disclosure of the Company’s confidential information at any time, intellectual property assignment, and a mutual non-disparagement. The Mergers will constitute a change in control for purposes of the Employee Agreements. However, none of the payments or benefits provided for in the Birnbaum Current Agreement are in any way conditioned upon the Merger (or any other change in control transaction). Continuing NEOs’ Employment Agreements.

LTIP Unit Award Agreement Termination and Change in Control Provisions

During 2022, each of our named executive officers held Company equity-based awards solely in the form of LTIP Units (and related Tandem Shares). Under the applicable LTIP Unit award agreement, in the event of an executive officer’s termination of employment (not in connection with a Change in Control (as defined in the Equity Plan)), that officer’s outstanding LTIP Units will be treated as follows:

•	in the event of a termination for Cause or resignation without Good Reason (each, as defined in the Equity Plan), any unvested LTIP Units (and related Tandem Shares) will be forfeited;

•	in the event of a termination of employment without Cause or resignation for Good Reason, all LTIP Units will vest in full; and

•

in the event of a termination due to death or disability, (i) in the case of Time-Vesting Series A LTIP Units, accelerated vesting of a portion of the LTIP Units for the one-year period on which the termination occurs, plus an additional year of vesting, (ii) in the case of Performance-Vesting Series A

LTIP Units, accelerated vesting of the time-based vesting condition based on the portion of the year elapsed through the date of the termination, plus an additional year of vesting, and awards remain subject to performance conditions, (iii) in the case of Performance-Vesting Series B LTIP Units, accelerated vesting of all LTIP Units, and (iv) in the case of the Time-Vesting Series C LTIP, accelerated vesting of a portion of the LTIP Units for the one-year period on which the termination occurs, plus an additional year of vesting, and (v) in the case of Performance-Vesting Series C LTIP Units, accelerated vesting of the time-based vesting condition based on the number of full months elapsed from February 25, 2022 through December 31 of the year following the year in which the termination occurred, and awards remain subject to performance conditions.

Under the applicable LTIP Unit award agreement, in the event of a Change in Control (other than as provided below), an executive officer’s outstanding LTIP Units will be treated as follows:

•	all Time-Vesting Series A and Series C LTIP Units and Performance-Vesting Series B LTIP Units will vest in full upon such Change in Control; and

•

to the extent outstanding Performance-Vesting Series A or Series C LTIP Units are assumed or substituted by the successor entity, the performance-based vesting criteria will be deemed satisfied upon such Change in Control and such LTIP Units will remain outstanding and subject to only time-based vesting conditions; provided that if following such Change in Control the executive is terminated within twelve months without cause, for good reason or due to death or disability, such awards will accelerate. If the outstanding Performance-Vesting LTIP Units are not assumed or substituted by the successor entity, then all such LTIP Units will vest in full upon such Change in Control.

Pursuant to the Merger Agreement, as of the effectiveness of the OpCo Merger or Company Merger, as applicable, except as otherwise agreed by Parent and the applicable award holder, including pursuant to any individual rollover agreement entered into in connection with the transactions contemplated by the Merger Agreement, (i) each LTIP Unit that is outstanding as of the date of the Merger Agreement will vest (to the extent unvested), and be converted into the right to receive $15.00 in cash without interest and subject to any required withholding of tax (with all applicable performance conditions deemed satisfied and based on the number of shares of Class A Common Stock into which such LTIP Unit is convertible immediately prior to the effectiveness of the OpCo Merger) and (ii) each restricted share held by an employee of the Company that is outstanding and unvested will be canceled into the right to receive $15.00 in cash without interest, except that such amount will vest and become payable subject to and in accordance with the vesting schedule applicable to the corresponding restricted share immediately prior to the effectiveness of the Company Merger and otherwise subject to the same terms and conditions as such corresponding restricted share (each, an “RS Payment Right”); provided that, if the employment of a holder of an RS Payment Right is terminated following the effectiveness of the Company Merger but prior to the applicable vesting date by Parent without “Cause” (as defined in the Equity Plan) or due to death or Disability (as defined in the Equity Plan), then the vesting and payment of such RS Payment Right will be accelerated to the first payroll date after the date of such termination.

Termination and Change in Control Benefits Table

The table below reflects the potential termination or change in control payments pursuant to the employment agreements and arrangements described above, calculated as though the applicable triggering event occurred (i.e., the NEO’s employment was terminated, or the applicable change in control event occurred) on December 31, 2022 (the last trading day of 2022), using the closing price of our common stock on Nasdaq on December 31, 2022.

Name and Type of Benefit/Payment	Termination due to Death or Disability	Qualifying Termination Other than during 12 Months Following a Change of Control	Anticipatory Qualifying Termination or Qualifying Termination during 12 Months Following a Change of Control	Change in Control (no Termination)
William H. Berkman
Base Salary	$0	$1,075,000	$1,075,000	$0
Short-Term Incentive Awards	$0	$1,611,000	$1,611,000	$0
Value of Accelerated Equity	$15,681,358	$23,052,995	$23,052,995	$11,586,283
Health Benefits	$98,299	$98,299	$98,299	$0
Total	$15,779,657	$25,837,294	$25,837,294	$11,586,283
Glenn J. Breisinger
Base Salary	$0	$537,000	$1,074,000	$0
Short-Term Incentive Awards	$0	$402,750	$805,500	$0
Value of Accelerated Equity	$4,408,884	$7,491,551	$7,491,551	$2,744,616
Health Benefits	$70,890	$70,890	$94,520	$0
Total	$4,479,774	$8,502,191	$9,465,571	$2,744,616
Scott G. Bruce
Base Salary	$0	$750,000	$1,500,000	$0
Short-Term Incentive Awards	$0	$562,500	$1,125,000	$0
Value of Accelerated Equity	$6,911,083	$11,589,628	$11,589,628	$4,406,165
Health Benefits	$69,342	$69,342	$92,457	$0
Total	$6,980,425	$12,971,470	$14,307,085	$4,406,165
Richard I. Goldstein
Base Salary	$0	$750,000	$1,500,000	$0
Short-Term Incentive Awards	$0	$562,500	$1,125,000	$0
Value of Accelerated Equity	$6,911,083	$11,589,628	$11,589,628	$4,406,165
Health Benefits	$68,448	$68,448	$91,264	$0
Total	$6,979,531	$12,970,576	$14,305,892	$4,406,165
Jay L. Birnbaum
Base Salary	$0	$537,000	$1,074,000	$0
Short-Term Incentive Awards	$0	$268,500	$537,000	$0
Value of Accelerated Equity	$3,128,388	$5,383,655	$5,383,655	$1,818,720
Health Benefits	$87,530	$87,530	$116,706	$0
Total	$3,215,918	$6,276,685	$7,111,361	$1,818,720

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation.

In order to identify our median employee for purposes of calculating the ratio, we used total earnings as reported on our payroll system for our 399 employees, excluding our Chief Executive Officer, as of December 31, 2022.

As set forth in the Summary Compensation Table appearing elsewhere in this Proxy Statement, the 2022 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $5,464,444. The 2022 annual total compensation for our median employee, excluding our Chief Executive Officer, was $73,160. For employees compensated in currency other than U.S. dollars, we used currency conversion rates as of January 1, 2022 per OANDA to convert the amounts into U.S. dollars from other currencies. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for 2022 is approximately 75:1.

The disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this disclosure may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance

The following table sets forth information concerning the compensation of our Chief Executive Officer and our other NEOs for each of the fiscal years ended December 31, 2022, 2021, and 2020, and our financial performance for each such fiscal year. Compensation actually paid (“CAP”) is an
SEC-defined
term and neither CAP nor the total amount reported in the Summary Compensation Table reflect the amounts actually paid, earned, or received during the applicable year. For a more detailed discussion of how we view our executive compensation structure, including alignment with our performance, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO	Average Summary Compensation Table for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($) (1)	Company TSR (2)	Index TSR (3)	Net Income/(Loss) ($) (4)	Annualized in-Place Rents ($) (5)
2022	5,464,444	(2,346,613)	3,170,311	237,467	135.86	126.96	(64,028,000)	157.60
2021	1,340,049	10,474,990	1,302,642	5,097,081	185.06	168.07	(69,652,000)	117.90
2020	20,257,001	30,655,629	9,398,489	12,928,743	147.70	117.93	(185,765,000)	84.10

(1)
Amounts represent CAP to our CEO and the average CAP to our remaining NEOs for the relevant fiscal year, as determined under SEC rules, which includes the individuals indicated in the table below for each fiscal year:

Year	CEO	Non-CEO NEOs
2022	William H. Berkman	Glenn J. Breisinger, Scott G. Bruce, Richard I. Goldstein, Jay L. Birnbaum
2021	William H. Berkman	Scott G. Bruce, Richard I. Goldstein
2020	William H. Berkman	Scott G. Bruce, Richard I. Goldstein

(2)
For the relevant fiscal years, represents the Company’s cumulative TSR based on an initial investment of $100 on October 5, 2020, the date our Class A Common Stock commenced trading on the Nasdaq Global Market.

(3)	For the relevant fiscal years, represents the cumulative TSR of the Dow Jones U.S. Telecommunications Equipment Index based on an initial investment of $100 on October 5, 2020.
(4)	Net loss is reflective of the total net losses of the predecessor and of the successor for the full year period for 2020.
(5)
AIPR
is a
non-GAAP
measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired as of the measurement date. AIPR is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment under such lease.

CAP to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2022		2021		2020
Adjustments	CEO	Average Other NEOs	CEO	Average Other NEOs	CEO	Average Other NEOs
Deduction for Amounts Reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($4,073,758)	($2,030,099)	$0	$0	($19,158,118)	($8,291,113)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$3,844,693	$1,915,947	$0	$0	$25,289,771	$11,562,456
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$0	$0	$0	$4,266,974	$258,911
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	($7,185,584)	($2,562,831)	$7,582,897	$3,581,122	$0	$0
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	($396,407)	($255,862)	$1,552,044	$213,317	$0	$0

TOTAL ADJUSTMENTS	($7,811,056)	($2,932,845)	$9,134,941	$3,794,439	$10,398,628	$3,530,254

Relationship Between Financial Performance Measures
The graphs below compare CAP to our CEO and the average of the CAP to our other NEOs, with (i) our cumulative TSR and our peer group TSR, (ii) our net income, and (iii) our AIPR, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR amounts reported in the first graph assume an initial fixed investment of $100 on October 5, 2020, the date our Class A Common Stock commenced trading on the Nasdaq Global Market.

Pay Versus Performance Tabular List
We have assessed that the following represent the most important financial performance measures used by us to link CAP to our NEOs for the fiscal year ended December 31, 2022:

2022 Most Important Financial Performance Measures
Relative TSR versus our True Peers
Relative TSR versus the Nareit All Equity REITs Index
AIPR
OpCo General and Administrative Expense
Levered IRR on Purchased Rent
The order of the table above does not reflect any ranking of importance. For additional details regarding our most important financial performance measures, please see the sections titled “Short-Term Incentive Program” and “Long-Term Incentive Program” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	Number of Shares to be Issued upon Exercise of Outstanding Equity Awards		Weighted Average Exercise Price of Outstanding Stock Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation plans approved by security holders	0		$0.00		1,000,000	(1)
Equity compensation plans not approved by security holders	4,392,415	(2)	$10.53	(3)	11,904,732	(4)

Total	4,392,415		$10.53		12,904,732

(1)	Consists of 1,000,000 shares of Class A Common Stock available for issuance under the Company’s 2022 Employee Stock Purchase Plan.
(2)

Consists of 4,267,415 shares of Class A Common Stock issuable upon the exercise of outstanding stock options under the Equity Plan and 125,000 shares of Class A Common Stock issuable to upon the exercise of outstanding stock options originally granted in November 2017 (the “Non-Founder Director Options”).

The Equity Plan was initially adopted and the Non-Founder Director Options were granted when the Company was incorporated under the laws of the British Virgin Islands. Under the Equity Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards, and cash incentive awards. Awards may be subject to a combination of time and performance-based vesting conditions. Except for certain limited situations, all awards granted under the Equity Plan are subject to a minimum vesting period of one year. Subject to adjustment, the maximum number of shares of Company stock (either Class A Common Stock, Class B Common Stock, or Series B Founder Preferred Stock) that may be issued or paid under or with respect to all awards granted under the Equity Plan is 25,000,000 in the aggregate. The Non-Founder Director Stock Options vested upon the APW Acquisition, have an exercise price of $11.50 per share, and expire on the fifth anniversary of the APW Acquisition.

(3)	Represents the weighted average exercise price of outstanding stock options.
(4)	Consists of shares available for remaining issuance under the Equity Plan, other than those underlying outstanding stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our voting stock as of April 17, 2023, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding shares of voting stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director, or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 17, 2023 through the exercise of any stock option or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of stock held by that person.

The percentage of shares beneficially owned is computed as of April 17, 2023 on the basis of (a) 99,664,040 shares of our Class A Common Stock outstanding, (b) 10,255,811 shares of our Class B Common Stock outstanding, (c) 1,600,000 shares of our Series A Founder Preferred Stock outstanding and (d) 1,386,033 shares of our Series B Founder Preferred Stock outstanding. Shares of our stock that a person has the right to acquire within 60 days of April 17, 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but not for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. In addition, beneficial ownership of shares of our Class A Common Stock below does not reflect any impact of a redemption by a holder of Class B Common Units, LTIP Units or Series B Rollover Profits Units of APW OpCo, as the Company retains the right to determine whether to redeem such units for cash or shares of Class A Common Stock. Except as set forth below, the address for each beneficial owner listed is c/o Radius Global Infrastructure, Inc., 3 Bala Plaza East, Suite 502, Bala Cynwyd, Pennsylvania 19004.

Name of Beneficial Owner	Shares Beneficially Owned (#)								Percentage of Total Voting Power (%)
	Class A		Class B		Series A Founder Preferred		Series B Founder Preferred
	Shares	%	Shares	%	Shares	%	Shares	%
5% Stockholders:
Centerbridge Partners, L.P.(1) 375 Park Avenue, 11th Flr., New York, NY 10152	10,925,000	11.0	—	—	—	—	—	—	9.7
DKLDO V Trading Subsidiary LP(2) c/o Davidson Kempner Capital Management LP 520 Madison Avenue, 30th Floor, New York, NY 10022	7,973,883	8.0	—	—	—	—	—	—	7.1

Name of Beneficial Owner	Shares Beneficially Owned (#)								Percentage of Total Voting Power (%)
	Class A		Class B		Series A Founder Preferred		Series B Founder Preferred
	Shares	%	Shares	%	Shares	%	Shares	%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,578,795	5.6	—	—	—	—	—	—	4.9
Magnetar Capital LLC(4) 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	5,494,610	5.5	—	—	—	—	—	—	4.9
Westwood Management Corp.(5) 200 Crescent Court, Suite 1200, Dallas, TX 75201	5,057,774	5.1	—	—	—	—	—	—	4.5
Imperial Landscape Sponsor LLC(6) 888 7th Avenue, 27th Floor, New York, NY 10019	5,023,172	5.0	—	—	800,000	50.0	—	—	4.4
TOMS Acquisition II LLC(7) 450 W. 14th Street, 13th Floor, New York, NY 10014	2,727,606	2.7	—	—	800,000	50.0	—	—	2.4
Named Executive Officers and Directors:
William H. Berkman(8)	—	—	5,437,344	47.3	—	—	1,236,033	89.2	4.8
Scott G. Bruce(9)	142,440	*	1,471,697	14.2	—	—	75,000	5.4	1.4
Richard I. Goldstein(10)	142,440	*	1,398,669	13.5	—	—	75,000	5.4	1.4
Glenn Breisinger	—	—	940,830	9.2	—	—	—	—	*
Jay Birnbaum	122,516	*	535,470	5.2	—	—	—	—	*
Michael D. Fascitelli(6)	5,023,172	5.0	—	—	800,000	50.0	—	—	4.4
Noam Gottesman(7)	4,484,244	4.5	—	—	800,000	50.0	—	—	4.0
William D. Rahm	—	—	—	—	—	—	—	—	—
Paul A. Gould(11)	34,878	*	18,580	*	—	—	—	—	*
Antoinette Cook Bush	40,266	*	—	—	—	—	—	—	*
Thomas C. King	40,266	*	—	—	—	—	—	—	*
Nick S. Advani	40,266	*	—	—	—	—	—	—	*
Ashley Leeds	25,956	*	—	—	—	—	—	—	*
All executive officers and directors as a group (13 persons)(12)	10,096,444	10.0	9,802,590	84.2	1,600,000	100.0	1,386,033	100.0	17.6

*	Indicates beneficial ownership of less than 1% of the total outstanding class of stock or voting power, as applicable.

(1)

Based on information in the Centerbridge Voting and Support Agreement. Includes 5,847,792 Class A Common Stock directly held by Centerbridge Partners Real Estate Fund, L.P. (“CPREF”), 160,958 Class A Common Stock directly held by Centerbridge Partners Real Estate Fund SBS, L.P. (“CPREF SBS”) and 4,916,250 Class A Common Stock directly held by Centerbridge Special Credit Partners III, L.P. (“SC III”). CPREF, its general partner Centerbridge Partners Real Estate Associates, L.P. (“CPREF Associates”) and its general partner CPREF Cayman GP Ltd (“CPREF Cayman GP”) possess shared voting and dispositive power with respect to the shares directly held by CPREF. CPREF SBS and its general partner CCP SBS GP, LLC (“CCP SBS GP”) possess shared voting and dispositive power with respect to the shares directly held by CPREF SBS. SC III, its general partner Centerbridge Special Credit Partners General Partner III, L.P. (“CSCP III GP”) and its general partner CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) possess shared voting and dispositive power with respect to the shares directly held by SC III. Jeffrey H. Aronson, as the director of each of CPREF Cayman GP and CSCP III Cayman GP, and as managing member of CCP SBS GP, may be deemed to share beneficial ownership with respect to the shares held of record by each of CPREF, CPREF SBS and SC III. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by each of CPREF, CPREF SBS and SC III, except to the extent of any proportionate pecuniary interest therein.

(2)

Based on information provided in a Schedule 13G/A filed on February 3, 2023 by Davidson Kempner Capital Management LP, DKLDO V Trading Subsidiary LP (“DKLDO”) and Anthony A. Yoseloff. Davidson Kempner Long-Term Distressed Opportunities GP V LLC, a Delaware limited liability company, is the general partner of DKLDO. Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC (“DKCM”), acts as investment manager to DKLDO, by virtue of a sub-advisory agreement with the investment manager of the fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKLDO reported herein.

(3)

Based on information provided in a Schedule 13G filed on February 1, 2023 by BlackRock, Inc. (“BlackRock”). This amount includes 5,418,972 shares of Class A Common Stock with respect to which BlackRock has sole voting power and 5,578,795 shares of Class A Common Stock with respect to which BlackRock has sole dispositive power.

(4)

Based on information provided in a Schedule 13D filed on March 8, 2023 by Magnetar Financial LLC, a Delaware limited liability company and registered investment advisor with the SEC (“Magnetar Financial”), Magnetar Capital Partners LP, a Delaware limited partnership (“Magnetar Capital Partners”), Supernova Management LLC, a Delaware limited liability company (“Supernova Management”), and David J. Snyderman (“Mr. Snyderman”). The Schedule 13D filed relates to shares of Class A Common Stock held for the accounts of each of (a) Magnetar PRA Master Fund Ltd, a Cayman Islands exempted company (“PRA Master Fund”), and (b) Magnetar Systematic Multi-Strategy Master Fund Ltd, a Cayman Islands exempted company (“Systematic Master Fund”, collectively the “Funds”). Magnetar Financial exercises voting and investment power over the shares held for the accounts of each of the Funds. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Snyderman.

(5)

Based on information provided in a Schedule 13G filed on February 25, 2022 by Westwood Management Corp. (“Westwood”). This amount includes 5,006,593 shares of Class A Common Stock with respect to which Westwood has sole voting power and 51,181 shares of Class A Common Stock with respect to which Westwood has shared voting power.

(6)

Based on information in the Voting and Support Agreement between the Parent Parties and Imperial Landscape Sponsor LLC and its affiliated entities, dated March 1, 2023. Michael D. Fascitelli, a United States citizen (“Fascitelli”), and Imperial Landscape Sponsor LLC, a Delaware limited liability company (“Imperial”), may each be deemed to beneficially own and have shared power to vote, or to direct the vote and shared power to dispose, or to direct the disposition of, an aggregate of 5,023,172 shares of Class A Common Stock. This amount consists of (a) 1,866,666 shares of Class A Common Stock held directly by Imperial, (b) 2,356,506 shares of Class A Common Stock held indirectly by Imperial through Digital Landscape Partners Holding LLC and (b) 800,000 shares of Series A Founder Preferred Stock held indirectly by Imperial through the sole direct owner of the Company’s shares of Series A Founder Preferred Stock that are convertible into the same number of shares of Class A Common Stock.

(7)

Based on information in the Voting and Support Agreement between the Parent Parties and TOMS Acquisition II LLC and its affiliated entities, dated March 1, 2023. Noam Gottesman, a United States citizen (“Gottesman”), may be deemed to beneficially own and have shared power to vote, or to direct the vote and shared power to dispose, or to direct the disposition of, an aggregate of 4,484,244 shares of Class A Common Stock. TOMS Acquisition II LLC, a Delaware limited liability company (“TOMS Acquisition”), may be deemed to beneficially own and have shared power to vote, or to direct the vote and shared power to dispose, or to direct the disposition of, an aggregate of 2,727,606 shares of Class A Common Stock. These amounts consist of (a) 1,756,638 shares of Class A Common Stock held directly by Gottesman, (b) 1,927,606 shares of Class A Common Stock held directly by TOMS Acquisition and (c) 800,000 shares of Series A Founder Preferred Stock held indirectly by TOMS Acquisition through the sole direct owner of the Company’s shares of Series A Founder Preferred Stock that are convertible into the same number of shares of Class A Common Stock.

(8)

Shares of Class B Common Stock include (a) 248,664 shares directly held by Berkman 2012 GST Family Trust, of which Mr. Berkman is Investment Trustee over which Mr. Berkman holds investment power, (b) 198,932 shares directly held by BB 2008 Investment Trust, of which Mr. Berkman is Investment Trustee over which Mr. Berkman holds investment power, (c) 638,328 shares directly held by BB JNB Wrapper, LLC, of which Mr. Berkman is the sole manager over which Mr. Berkman holds investment power, (d) 478,698 shares directly held by BB Partners LLC, of which Mr. Berkman is managing member and majority owner, (e) 1,236,033 shares issuable upon conversion of Series B Founder Preferred Stock and (f) 2,636,689 shares directly held by Mr. Berkman. Mr. Berkman holds 207,851 Series B Rollover Profit Units, which are reflected in the beneficial ownership of shares of Class B Common Stock.

(9)

Shares of Class B Common Stock include (a) 75,000 shares issuable upon conversion of Series B Founder Preferred Stock, (b) 6,514 shares of Class B Common Stock held by the Stephen L. Berkman LLC Trust for which Mr. Bruce is the Investment and Independent Trustee and has investment power, (c) 6,514 shares of Class B Common Stock held by the Monroe E. Berkman LLC Trust for which Mr. Bruce is the Investment and Independent Trustee and has investment power and (d) 1,383,669 shares directly held by Mr. Bruce.

(10)	Shares of Class B Common Stock include (a) 75,000 shares issuable upon conversion of Series B Founder Preferred Stock and (b) 1,323,669 shares directly held by Mr. Goldstein.
(11)	Mr. Gould holds 1,829 Series B Rollover Profit Units, which are reflected in the beneficial ownership of shares of Class B Common Stock.
(12)	Shares of Class B Common Stock include 1,386,033 shares issuable upon conversion of Series B Founder Preferred Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of any registered class of our equity securities to file reports of ownership and changes of ownership of those securities with the SEC. To our knowledge, based solely on the review of the copies of such reports furnished to us related to the year ended December 31, 2022, all such reports were made on a timely basis except for one Form 4 for one transaction for Gary Tomeo.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following provides a description of each transaction since January 1, 2022 (and applicable related transactions), and each currently proposed transaction, not described elsewhere in this Proxy Statement (including the director and executive compensation arrangements discussed under “Director Compensation” and “Executive Compensation”), in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•

any related person (as defined pursuant to SEC rules, and which includes any of our directors, executive officers, any stockholder owning more than 5% of any class of our outstanding voting securities, and any immediate family member of any of the foregoing) had or will have a direct or indirect material interest.

Shareholders Agreement

On February 10, 2020 (the “Acquisition Closing Date”), we entered into a shareholders agreement (the “Shareholders Agreement”) with the AG Group, the AG Investors’ Representative, the Series A Founder Entities and TOMS Acquisition II LLC, in its capacity as agent, proxy and attorney-in-fact for the Series A Founder Entities and the Series A Founder Preferred Holder (the “Landscape Investors’ Representative” and, together with the AG Investors’ Representative, the “Investor Representatives”) and their permitted transferees thereunder (collectively, the “Series A Group”). We refer to the AG Group, the Series A Group and their permitted transferees under the Shareholders Agreement, collectively, as the “Investors.”

Founder Directors

The Shareholders Agreement provides that, until December 31, 2028 (the “Board Designation Expiration Date”), each of the AG Investors’ Representative (on behalf of the AG Group) and the Landscape Investors’ Representative (on behalf of the Series A Founder Preferred Holder), may designate two of the four Founder Directors for election by the holders of the Founder Preferred Stock (unless an investors’ representative fails to designate, on behalf of its applicable Investors, its two Founder Directors, in which case the other investors’ representative will be entitled to designate the remaining Founder Director nominees). The Shareholders Agreement further provides that, for so long as William H. Berkman is our CEO, the AG Investors’ Representative will designate him as one of their Founder Directors (unless we receive advance notice that one of our stockholders intends to nominate one or more directors at the next meeting of stockholders, in which case Mr. Berkman may be replaced as an AG Group Founder Director effective as of such meeting). Until the Board Designation Expiration Date, each of the Investors has agreed, among other things, to vote its voting securities in accordance with the provisions in the Shareholders Agreement, and Series A Founder Preferred Holder, Scott Bruce and Richard Goldstein have irrevocably granted to and appointed the AG Investors’ Representative as their proxy to effect the foregoing voting arrangement. The remaining nominees for the Board (initially four persons) will be selected by the Nominating and Corporate Governance Committee. In addition, the AG Group has the right to select a majority of directors serving on the Nominating and Corporate Governance Committee. The Founder Directors currently serving on the Board are Michael D. Fascitelli, William H. Berkman, Noam Gottesman, and William D. Rahm. Messrs. Berkman and Rahm are designees of the AG Group and Messrs. Fascitelli and Gottesman are designees of the Series A Group.

Registration Rights

Pursuant to the Shareholders Agreement, AG Investor, Imperial Landscape Sponsor LLC, and TOMS Acquisition II LLC are entitled to the following registration rights:

•

(i) the right to request that we file, within 45 days of our receipt of such request, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) for the resale of registrable securities held by them and to have such registration statement remain effective until there are no more registrable securities and (ii) the right to require us to effect an underwritten offering subject to certain limitations; and

•	customary piggy-back registration rights, subject to certain limitations.

Our obligations to each of AG Investor, Imperial Landscape Sponsor LLC and TOMS Acquisition II LLC with respect to the registration of their securities will terminate on the date on which the entire amount of all voting securities of the Company owned by each of them may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Investor Representatives, without any limitation as to volume under Rule 144 of the Securities Act.

We have also agreed to indemnify each Investor and its respective affiliates, and its respective directors, officers, and employees, against certain liabilities that may arise in connection with the registration registrable securities pursuant to the provisions of the Shareholders Agreement.

Transfer Restrictions

The Shareholders Agreement further provides that, until December 31, 2027 (the “Restricted Period”), without the prior written consent of the AG Investors’ Representative and Landscape Investors’ Representative, no Investor will make or solicit any “Transfer” (as defined in the Shareholders Agreement) of any of our equity securities owned or acquired by such Investor or its affiliates, in each case, in connection with the consummation of the APW Acquisition (provided that, in the case of Scott Bruce, Richard Goldstein and their permitted transferees, such restrictions will only apply with respect to Series B Founder Preferred Stock). Following the end of the Restricted Period, each Investor has agreed not to make or solicit any Transfer unless (i) such equity securities would not represent more than 5% of our voting securities and (ii) to the best knowledge of such Investor, after giving effect to such Transfer, such person or group would not have record or beneficial ownership of more than 10% of our voting securities. However, the foregoing transfer restrictions will not apply to Transfers of equity securities (i) to “Permitted Transferees” (as defined in the Shareholders Agreement), (ii) to us or our subsidiaries, (iii) that the Investor acquired after the Acquisition Closing Date or (iv) up to 25% of the number of Class A Common Stock beneficially owned by such Investor or its affiliates at the Acquisition Closing Date, on a fully diluted basis.

Standstill Restrictions

The Shareholders Agreement also provides that, until December 31, 2029 (or such later date on which the investor percentage interest for the applicable “investor group” (i.e., the AG Group or the Series A Group) has been less than 5% for 180 consecutive days), subject to certain exceptions (and without prior approval of not less than a majority of the Board), no Investor will, and no Investor will permit any of its affiliates or general partners to, directly or indirectly acquire, offer to acquire, by purchase or otherwise, (i) record or beneficial ownership of any of our equity securities, or any direct or indirect right to acquire record or beneficial ownership of any of our equity securities or (ii) any cash-settled call options or other derivative securities or contracts or instruments in any way related to the price of our equity securities. The Investors have also agreed to certain additional restrictions, including restrictions on voting their securities, applicable during the period described above and subject to certain exceptions.

Notwithstanding the foregoing, such restrictions will not apply to, among other things, (i) the acquisition of equity securities (a) by the AG Group pursuant to the APW Acquisition or the conversion of APW OpCo units or the exchange of Class B Common Stock or Series B Founder Preferred Stock, (b) by either investor group of up to 24.9% of the Class A Common Stock (on a fully diluted basis) with respect to any investor group, (c) by either investor group pursuant to our distributions to all holders of Class A Common Stock and/or the Series A Founder Preferred Stock or (ii) certain strategic transactions.

Information Rights and Restrictions

The Shareholders Agreement also provides the Investors with certain information rights and imposes certain obligations on the Investors to keep confidential Company information and certain Investor information.

Centerbridge Agreements

Centerbridge Subscription Agreement

On November 20, 2019, we entered into the Centerbridge Subscription Agreement, with the Centerbridge Entities pursuant to which the Centerbridge Entities subscribed for $100 million of Ordinary Shares at a price of $10.00 per share in connection with, and contingent upon the consummation of, the APW Acquisition. Pursuant to the Centerbridge Subscription Agreement, we and the Centerbridge Entities entered into a Registration Rights Agreement dated July 10, 2020 providing the Centerbridge Entities with the following registration rights:

•

a requirement for us to register for resale the shares of Class A Common Stock held by the Centerbridge Entities and acquired pursuant to the Centerbridge Subscription Agreement that were not already covered by an effective registration statement at such time;

•

the right to require us to effect one underwritten offering each year of the Class A Common Stock held by the Centerbridge Entities, subject to certain limitations (and provided that any such demand registration in which a Centerbridge Entity is subject to cutback in excess of 25% of the securities it requested to register shall not count as a demand registration); and

•	customary “piggy-back” rights on all registrations of sales of our equity securities, subject to certain limitations.

We have also agreed to indemnify the Centerbridge Entities and their respective officers, directors, employees, advisors, and agents (subject to certain limited exceptions) against liabilities that may arise from sales made by them in connection with the exercise of their registration rights.

Centerbridge Director Nominee

For so long as the Centerbridge Entities hold at least 50% of the shares purchased under the Centerbridge Subscription Agreement, they are entitled to nominate one director to our Board, subject to such person’s reasonable approval by AP Wireless. William D. Rahm currently serves as the director nominee of the Centerbridge Entities on the Board.

APW Merger Agreement

On February 10, 2020, pursuant to an Agreement and Plan of Merger (the “APW Merger Agreement”), we completed the APW Acquisition. Following the APW Acquisition, we own 91.8% of APW OpCo, with the former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and who elected to roll over their investment in APW OpCo in connection with the APW Acquisition (the “Continuing OpCo Members”), including Paul A. Gould and certain controlled affiliates of William H. Berkman, owning the remaining 8.2% interest in APW OpCo.

On the Acquisition Closing Date, pursuant to the terms of the APW Merger Agreement and as a condition to the completion of the APW Acquisition, the Company deposited $10 million into the Tax Escrow Account (as defined below), which funds were allocated to the Former OpCo Members and the Continuing OpCo Members and accordingly reduced the consideration received by such members pursuant to the APW Merger Agreement. Pursuant to the APW Merger Agreement, former members of APW OpCo, including the Continuing OpCo Members, agreed to indemnify the Company and its affiliates (including, following the Acquisition Closing Date, AP Wireless and its subsidiaries) and their respective directors, officers, employees, agents, and other advisors and representatives, from amounts then available in the Tax Escrow Account, from and against any and all losses incurred, suffered, or paid by them and arising out of, relating to or resulting from the Tax Indemnification Matters (as defined in the APW Merger Agreement).

Additionally, pursuant to the APW Merger Agreement, AP Wireless was required to obtain, and prior to the Acquisition Closing Date we did obtain, a $25 million tax insurance policy.

Escrow Agreement

On February 10, 2020, in connection with the APW Acquisition, we entered into an escrow agreement (the “Escrow Agreement”) with AP Wireless, Associated Partners, as the representative of the Continuing OpCo Members and the Former OpCo Members and Citibank, N.A., as escrow agent (the “Escrow Agent”). Pursuant to the Escrow Agreement, and in accordance with the terms of the APW Merger Agreement, the parties thereto established an escrow account (the “Tax Escrow Account”) to hold $10 million dollars in cash, to be used solely for the applicable purposes set forth in the APW Merger Agreement, as described above, and to be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

The Escrow Agreement will automatically terminate upon the earlier to occur of (i) the distribution of all escrow funds in accordance with the terms of the Escrow Agreement or (ii) delivery to the Escrow Agent of a written notice of termination executed jointly by the parties to the Escrow Agreement.

A “Joint Instruction for Release of Escrow Funds” dated February 15, 2022 instructed the Escrow Agent to release $6,851,044 to the parties. On February 16, 2022, the funds were transferred, leaving a balance of $3,148,956 from the original escrow amount.

A “Joint Instruction for Release of Escrow Funds” dated March 7, 2023 instructed the Escrow Agent to release $3,166,525.60 to the parties. On March 23, 2023, the funds were transferred, leaving a zero balance from the original escrow amount.

APW OpCo LLC Agreement

Effective as of the Acquisition Closing Date, the Company and certain other members of APW OpCo (comprising the Continuing OpCo Members) amended and restated the initial limited liability company agreement of APW OpCo (as so amended and restated and as further amended and restated as of July 31, 2020, the “APW OpCo LLC Agreement”).

Units

The limited liability company interests of APW OpCo are represented by units (the “Units”). As of the Acquisition Closing Date, the Units included the following classes and series of Units, that, as of December 31, 2022, were issued and held by related persons as follows:

•

Class B Common Units — 5,724,774 issued and outstanding. Held solely by members of APW OpCo (other than the Company) that at the Acquisition Closing Date and as of December 31, 2022 are the Continuing OpCo Members. The Class B Common Units are held in tandem with Class B Common Stock. Beginning 180 days after the Acquisition Closing Date, a member of APW OpCo (other than the

Company) may redeem the Class B Common Units for cash or Class A Common Stock, at the option of the Company, subject to certain terms and conditions, including the surrender (for no consideration) by the redeeming holder of the Class B Common Stock held in tandem with the Class B Common Units being redeemed. See “Redemption of Class B Common Units” below.

•

Series A Rollover Profits Units — 5,389,030 issued and outstanding. Held solely by members of APW OpCo (other than the Company) that at the Acquisition Closing Date and as of December 31, 2022 are the Continuing OpCo Members. The Series A Rollover Profits Units are forfeited, subject to certain exceptions and limitations, upon the earlier of (i) the date of the conversion of all of the Series A Founder Preferred Stock into Class A Common Stock and (ii) the date on which there is no Series A Founder Preferred Stock outstanding.

•

Series B Rollover Profits Units — 625,000 issued and outstanding. Held solely by members of APW OpCo (other than the Company), which at the Acquisition Closing Date and as of December 31, 2022 are the Continuing OpCo Members. These units have been equitized as the capital account of such Series B Rollover Profits Units exceeded $10.00 and are treated for all purposes as Class B Common Units. The Series B Rollover Profits Units are subject to forfeiture as described in “Redemption of Class B Common Units” below.

We refer to the Class A Common Units and the Class B Common Units as the “Common Units” and the Series A Rollover Profits Units and Series B Rollover Profits Units as the “Rollover Profits Units.”

Manager and Management

APW OpCo is managed by and under the direction of the Company, as manager of APW OpCo (the “Manager”), unless there is a situation which specifically requires approval of the members of APW OpCo under the Delaware Limited Liability Company Act, as amended, or the APW OpCo LLC Agreement. The APW OpCo LLC Agreement generally eliminates voting rights of members of APW OpCo (in their capacity as such) except for certain specified amendments to the APW OpCo LLC Agreement and a limited number of other matters. Where voting rights exist, all Units (other than the Carry Unit, which is non-voting) entitle their holders to one vote per Unit. Members other than the Company have voting rights at the Company level as holders of Class B Common Stock.

The Company, as the Manager, may resign as the Manager at any time by giving written notice to the members of APW OpCo, and may be removed or replaced by the members of APW OpCo (including the Company in its capacity as a member of APW OpCo) holding a majority of the voting Units of APW OpCo then outstanding.

The APW OpCo LLC Agreement prohibits the Manager from entering into or conducting any business or operations other than in connection with (i) its capacity as a member of APW OpCo and the ownership, acquisition and disposition of Common Units, (ii) the management of the business and affairs of APW OpCo and its majority controlled subsidiaries, (iii) the operation of the Company as a reporting company with a class or classes of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to APW OpCo, its majority-controlled subsidiaries or their assets or activities and (vi) such activities as are incidental to the foregoing. The APW OpCo LLC Agreement generally requires the Company to make the net proceeds of any financing or refinancing available to APW OpCo and to take commercially reasonable measures to ensure that the economic benefits and burdens of assets that are acquired or held by the Company other than through APW OpCo and its majority-controlled subsidiaries are otherwise vested in APW OpCo or such subsidiaries, through assignment, mortgage, loan or otherwise.

The APW OpCo LLC Agreement provides that the Manager has the same fiduciary duties of loyalty and care as a director of a corporation under the Delaware General Corporation Law. The APW OpCo LLC Agreement provides that the Manager is not liable to APW OpCo, its members or any other person that is a party to or is otherwise bound by the APW OpCo LLC Agreement, for monetary damages for breach of fiduciary duty as a manager of APW OpCo, except for (i) any breach of the Manager’s duty of loyalty to APW OpCo and its members, (ii) any act or omission not in good faith or which involves intentional misconduct or knowing violation of law or (iii) any transaction from which the Manager derived an improper personal benefit.

The APW OpCo LLC Agreement requires APW OpCo to indemnify the Manager to the fullest extent permitted by law to the extent that the Manager was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that the Manager is or was the Manager, against all liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred. The APW OpCo LLC Agreement also requires APW OpCo to pay the expenses (including reasonable attorneys’ fees) incurred by the Manager in defending such an action, suit or proceeding in advance of its final disposition.

Distributions

The APW OpCo LLC Agreement provides that the members of APW OpCo, including the Company, are entitled to “Ordinary Distributions” and “Tax Distributions.” In addition, the Company, in its capacity as a member of APW OpCo, is entitled to “Founder Distributions” (as defined below) and, in connection therewith, holders of Series A Rollover Profits Units are entitled to “Rollover Distributions” (as defined below). Such Founder Distributions and Rollover Distributions are not offset against any Ordinary Distributions that the applicable member of APW OpCo is entitled to receive.

Ordinary Distributions. The Manager may declare and cause APW OpCo to pay distributions out of the cash that could be distributed by APW OpCo in accordance with the Company’s applicable loan agreements and any other contractual restrictions or other funds or property legally available therefor (such distributions, “Ordinary Distributions”). Ordinary Distributions are required to be apportioned among the members of APW OpCo in the order of priority set forth in the APW OpCo LLC Agreement, which generally provides that such distributions will be made:

•

First, to the holders of Common Units (including equitized Units), pro rata in proportion to the deemed capital contributions with respect to their Common Units until they have received aggregate distributions of an amount equal to such deemed capital contributions;

•

Second, to the holders of LTIP Units (excluding equitized LTIP Units) and Series B Rollover Profits Units (excluding equitized Series B Rollover Profits Units), beginning with holders of Time-Based LTIP Units and Series B Rollover Profits Units, followed by holders of Vested Performance-Based LTIP Units and ending with holders of Unvested Performance-Based LTIP Units (each as defined in the APW OpCo LLC Agreement), in each case until they have received aggregate distributions of an amount equal to (i) in the case of the LTIP Units, the LTIP Notional Amount (as defined in the applicable LTIP Agreement) with respect to their LTIP Units and (ii) in the case of the Series B Rollover Profits Units, $10.00 per Series B Rollover Profits Unit; and

•	Last, to the holders of Common Units (including equitized Units).

Tax Distributions. APW OpCo is required pursuant to the APW OpCo LLC Agreement to make distributions to the members of APW OpCo intended to approximate the U.S. federal, state, and local taxes such members are required to pay in respect of net income allocated to such members with respect to their Units.

Founder Distributions. The APW OpCo LLC Agreement also requires APW OpCo to make distributions (“Founder Distributions”) to the Company, as the holder of the Carry Unit, of an amount in cash equal to a cumulative annual dividend amount, calculated in accordance with the Charter (the “Annual Dividend Amount”) payable to the holder of Series A Founder Preferred Stock; provided that if such Annual Dividend Amount is paid in Class A Common Stock, APW OpCo is required to issue to the Company a number of Class A Common Units that is equal to the number of Class A Common Stock issued in respect of such Annual Dividend Amount.

Rollover Distributions. Concurrently with any Founder Distribution made to the Company, APW OpCo is required to make a corresponding distribution (a “Rollover Distribution”) to each holder of Series A Rollover Profits Units equal to the product of (a) the amount of the Founder Distribution, multiplied by (b) a fraction, (i) the numerator of which is the number of Series A Rollover Profits Units then held by such holder and (ii) the denominator of which is the sum of (A) the number of then-outstanding Common Units (but not including Class A Common Units issued with respect to the Carry Unit, Class B Common Units issued to holders of Series A Rollover Profits Units in connection with the distribution to the Carry Unit, or the Series A Rollover Profits Units), (B) the number of then-outstanding LTIP Units, (C) the number of then-outstanding Rollover Profits Units (other than Series A Rollover Profits Units) and (D) the number of then-outstanding preferred units issued in the future then held by the other members of APW OpCo. Rollover Distributions will be made in cash or Class B Common Units to the same extent as the corresponding Founder Distribution was made in cash or Class A Common Units, respectively.

Transfer Restrictions

Pursuant to the APW OpCo LLC Agreement, members, and assignees of APW OpCo may not transfer Units or interests in Units other than (i) with the written approval of the Manager and (ii) in certain “Permitted Transfers” described in the APW OpCo LLC Agreement (including transfers to affiliates and certain family members). In addition, in either of the foregoing cases:

•

Common Units, LTIP Units or Rollover Profits Units may not be transferred unless the transfer is accompanied by the transfer of an equal number of the Class B Common Stock or Series B Founder Preferred Stock, as applicable, held by the transferor of such Units in tandem with such Units;

•	Units may not be transferred by or to a party to the Shareholders Agreement other than in accordance with the terms and conditions of the Shareholders Agreement; and

•

LTIP Units may not be transferred other than in accordance with the applicable terms and conditions of the award agreement applicable to such LTIP Unit entered into by and among the Company, APW OpCo and the member of APW OpCo holding such LTIP Unit (each such agreement, an “LTIP Agreement”).

Redemption of Class B Common Units

A member of APW OpCo (other than the Company) holding Redeemable Units (as defined below) may cause APW OpCo to redeem such Redeemable Units upon compliance with the procedures set forth in the APW OpCo LLC Agreement. “Redeemable Units” are Class B Common Units (including any equitized LTIP Units or equitized Rollover Profits Units that are treated under the terms of the APW OpCo LLC Agreement as equal to an equivalent or lesser number of Class B Common Units) that are not prohibited by an agreement between their holder and APW OpCo or the Company, including in an LTIP Agreement, from being redeemed.

In exercising such redemption right as to one or more Redeemable Units (the “Redeemed Units”), the holder will be entitled to receive either (i) a number of Class A Common Stock equal to the number of Redeemed Units (the “Share Settlement”) or (ii) immediately available U.S. dollars in an amount equal to the product of (x) the Share Settlement and (y) the Class A Trading Price (as defined below) (the “Cash Settlement”), as determined by the Company’s independent directors who are disinterested. “Class A Trading Price” is defined as the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal securities exchange or automated or electronic quotation system on which the Class A Common Stock are traded or quoted, as reported by Bloomberg, L.P. or its successor, for each of the five consecutive full trading days ending on and including the last full trading day immediately prior to the applicable redemption date, subject to adjustment for any stock splits, reverse splits, stock dividends or similar events. If the Class A Common Stock are no longer trading on a securities exchange or automated or electronic quotation system, then a majority of the independent directors shall determine the Class A Trading Price in good faith.

Our independent directors who are disinterested may also choose to effect the direct exchange of the Redeemed Units for the Share Settlement or the Cash Settlement, as applicable, rather than through a redemption by APW OpCo by delivering (prior to the redemption date) a notice to APW OpCo and the redeeming member setting forth the Company’s election to effect such an exchange.

Simultaneous with such redemption (or direct exchange), the member of APW OpCo whose Redeemed Units were redeemed (or exchanged) shall surrender to the Company for no consideration, and the Company shall cancel for no consideration, a number of Class B Common Stock or Series B Founder Preferred Stock, as applicable, equal to the number of such Redeemed Units.

The APW OpCo LLC Agreement also provides that any transfer or redemption of Class B Common Units and/or Class B Common Stock held in tandem with Class B Common Units prior to the third anniversary of the Acquisition Closing Date (i.e., February 10, 2023) will result in the automatic cancellation of a proportionate number of such Class B Common Units holder’s Series B Rollover Profits Units and Class B Common Stock held in tandem with such Series B Rollover Profits Units.

Family Relationship

David Berkman, the brother of William Berkman, the Company’s Chief Executive Officer, is employed by the Company as Special Advisor to the Board. For the fiscal year ending December 31, 2022, Mr. D. Berkman received compensation in the amount of $164,792. Additionally, pursuant to his employment agreement, in the event of certain terminations of employment, Mr. D. Berkman will be entitled to receive severance benefits determined pursuant to the same formula as the executive officers of the Company (other than Mr. W. Berkman), which are described under the section entitled “Executive Compensation – Executive Compensation Tables – Executive Compensation Arrangements with our NEOs – Employment Agreements.” Mr. D. Berkman is also subject to a twelve-month non-competition and non-solicitation period following termination and perpetual confidentiality and mutual non-disparagement covenants.

Policy Concerning Related Party Transactions

The Board has adopted a written Related Party Policy setting forth our policy with respect to the review, approval, and ratification of transactions with related persons. The Board has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons in accordance with such policy. Such review will apply to any “Related Party” who or that engages in a “Related Party Transaction.” A “Related Party” includes any director or executive officer of the Company, any nominee for director, any stockholder owning in excess of 5% of any class of the Company’s voting securities and any immediate family member of any such person. A “Related Party Transaction” for the purposes of the policy is (i) any financial transaction, arrangement, or relationship in which (a) the aggregate amount exceeds $120,000, (b) the Company is a participant and (c) any Related Party has or will have a direct or indirect material interest and (ii) any material amendment or modification to an existing Related Party Transaction regardless of whether such transaction has previously been approved in accordance with the policy.

In reviewing Related Party Transactions, the Audit Committee will use any process and review any information it deems appropriate in light of the circumstances to determine if the Related Party Transaction is reasonable. Such factors include, but are not limited to, (i) the terms of, and the Related Party’s interest in, the transaction, (ii) whether the Company is a party to the transaction, and if not, the nature of the Company’s participation in the transaction, (iii) the approximate dollar value of the transaction and the approximate dollar value of the Related Party’s interest in the transaction and (iv) whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction. No member of the Audit Committee will participate in any review, consideration, or approval of any Related Party Transaction with respect to which such member or any of such member’s immediate family is the Related Party.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as described in this Proxy Statement, as required by Section 14A of the Exchange Act and related SEC rules. We have determined to hold this vote annually.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is structured to be motivating to our leadership and to align executive pay with company performance and value creation for stockholders. Our compensation programs are designed to fairly reward our NEOs for their time and effort as well as the level of experience and expertise they bring to their respective roles. As a result, we believe that the program has been and continues to be beneficial for both the company and its stockholders.

Accordingly, we are asking our stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

Advisory Nature of the Vote

Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee, or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and, to the extent there is any significant vote against the Company’s compensation practices for the named executive officers as disclosed in this Proxy Statement, the Board will consider this stockholders’ vote and the Compensation Committee will evaluate whether any actions are necessary to address the stockholders’ concerns when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

ADDITIONAL INFORMATION

Availability of Certain Information

A copy of the 2022 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “10-K”), has been posted on the Internet along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The 2022 Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

We filed the 10-K with the SEC on March 1, 2023. We will mail without charge, upon written request, a copy of the 10-K, excluding exhibits. Please send a written request to Investor Relations, Radius Global Infrastructure, Inc., 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004.

Householding

Stockholders residing in the same address who hold their stock through a bank or broker may receive only one Notice or set of proxy materials, as applicable, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy, called “householding,” saves money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household receives multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

The Annual Meeting is called for the purposes set forth in the Notice. Our Board does not know of any other matters to be considered by the stockholders at the Annual Meeting other than the matters described in the Notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy card with respect to matters that may properly come before the Annual Meeting and that are not known to our Board at the date this Proxy Statement was printed. It is the intention of the persons named in the proxy card to vote in accordance with their best judgment on any such matter.

Stockholder Proposals and Nominations to be Included in Next Year’s Proxy Statement

Unless the timing of the Closing is materially delayed from its expected timetable, the Company will likely not hold the 2024 Annual Meeting.

In the event that the 2024 Annual Meeting is held, pursuant to Rule 14a-8 under the Exchange Act, stockholders may submit proposals for inclusion in our proxy statement for the 2024 Annual Meeting (the “2024 Proxy Statement”). For a proposal to be considered for inclusion in the 2024 Proxy Statement, the stockholder must satisfy the following requirements:

•

the stockholder must (i) demonstrate continuous ownership of at least (a) $2,000 in market value of our securities entitled to vote on the proposal for at least three years, (b) at least $15,000 in market value of our securities entitled to vote on the proposal for at least two years, or (c) at least $25,000 in market value of our securities entitled to vote on the proposal for at least one year, and (ii) provide us with a written statement that the stockholder intends to continue to hold the required number of shares through the date of the 2024 Annual Meeting; and

•

the proposal must be submitted in writing to our Corporate Secretary at Radius Global Infrastructure, Inc., 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004, and must be received no later than 120 days before the anniversary date of the distribution of this Proxy Statement (i.e., December 30, 2023), provided, however, that if the Annual Meeting is advanced or delayed more than 30 days from the first anniversary of the date of this year’s Annual Meeting, we will announce a new required receipt date.

Holders of common stock who wish to have proposals submitted for inclusion in the 2024 Proxy Statement should consult the applicable rules and regulations of the SEC with respect to such proposals, including certain information required to be in the proposal, the permissible number and length of proposals and other matters governed by such rules and regulations, and should also consult our bylaws.

Other Stockholder Proposals and Nominations for Next Year’s Annual Meeting

In the event that the 2024 Annual Meeting is held, for stockholders who wish to present a proposal or nomination before the 2024 Annual Meeting, but do not intend to have their proposal included in the 2024 Proxy Statement, our bylaws also provide for notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting other than those to be included in the 2024 Proxy Statement. To be considered timely under these provisions, the stockholder’s notice must be received by the Corporate Secretary at our principal executive offices at the address set forth above between February 23, 2024 and March 24, 2024; provided, however, that if the 2024 Annual Meeting date is advanced or delayed more than 25 days from the first anniversary of the date of this year’s Annual Meeting, then stockholders must provide notice within other time periods specified in our bylaws. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 23, 2024.

APPENDIX A: NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We use certain additional financial measures not defined by GAAP that provide supplemental information we believe is useful to analysts and investors to evaluate our financial performance and ongoing results of operations, when considered alongside other GAAP measures such as revenue, gross profit, operating income, and net cash provided by operating activities. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

Acquisition Capex

Acquisition Capex is a non-GAAP financial measure. Our payments for acquisitions of real property interests consist of either a one-time payment upon the acquisition or up-front payments with contractually committed payments made over a period of time, pursuant to each real property interest agreement. In all cases, we contractually acquire all rights associated with the underlying revenue-producing assets upon entering into the agreement to purchase the real property interest and records the related assets in the period of acquisition. Acquisition Capex therefore represents the total cash spent and committed to be spent for the acquisitions of revenue-producing assets during the period measured.

Management believes the presentation of Acquisition Capex provides valuable additional information for users of the financial statements in assessing our financial performance and growth, as it is a comprehensive measure of our investments in the revenue-producing assets that we acquire in a given period. Acquisition Capex has important limitations as an analytical tool because it excludes certain fixed and variable costs related to our selling, marketing, data accumulation, legal and underwriting activities included in selling, general and administrative expenses in the consolidated statements of operations, including corporate overhead expenses. Further, this financial measure may be different from calculations used by other companies and comparability may therefore be limited. You should not consider Acquisition Capex or any of the other non-GAAP measures we utilize as an alternative or substitute for our results.

The following is a reconciliation of Acquisition Capex to the amounts included as an investing cash flow in the consolidated statements of cash flows for investments in real property interests and related intangible assets, the most comparable GAAP measure, which generally represents up-front payments made in connection with the acquisition of these assets during the period. The primary adjustment to the comparable GAAP measure is “committed contractual payments for investments in real property interests and intangible assets”, which represents the total amount of future payments that we were contractually committed to make in connection with our acquisitions of real property interests and intangible assets that occurred during the period. Additionally, foreign exchange translation adjustments impact the determination of Acquisition Capex.

(in thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021
(unaudited)
Investments in real property interests and related intangible assets	$520,681	$469,725
Committed contractual payments for investments in real property interests and intangible assets	17,277	21,162
Foreign exchange translation impacts and other	(6,878)	(16,899)

Acquisition Capex	$531,080	$473,988

A-1

Annualized In-Place Rents

AIPR is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (“in-place”) as of the measurement date. AIPR is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment under such lease. Management believes the presentation of AIPR provides valuable additional information for users of the financial statements in assessing our financial performance and growth. In particular, management believes the presentation of AIPR provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired. AIPR has important limitations as an analytical tool because it is calculated at a particular moment in time, the measurement date, but implies an annualized amount of contractual revenue. As a result, following the measurement date, among other things, the underlying leases used in calculating the AIPR financial measure may be terminated, new leases may be acquired, or the contractual rents payable under such leases may not be collected. In these respects, among others, AIPR differs from revenue, which is the closest comparable GAAP measure and which represents all revenues (contractual or otherwise) earned over the applicable period. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites or other digital infrastructure and recorded over the term of the lease. You should not consider AIPR or any of the other non-GAAP measures we utilize as an alternative or substitute for our results. The following is a comparison of AIPR to revenue, the most comparable GAAP measure:

(in thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenue for year ended December 31	$135,456	$103,609
Annualized in-place rents as of December 31	$157,553	$117,924

A-2

Radius global infrastructure RADIUS GLOBAL INFRASTRUCTURE, INC. 3 BALA PLAZA EAST, SUITE 502 BALA CYNWYD, PA 19004 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RADI2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V08802-P88633 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RADIUS GLOBAL INFRASTRUCTURE, INC. The Board of Directors Unanimously Recommends a Vote “FOR” Each of the Listed Nominees and a Vote “FOR” Each of Proposal 2 and Proposal 3. The election of five Directors. For Against Abstain 1a. Paul A. Gould [    ] [    ] [    ] 1b. Antoinette Cook Bush [    ] [    ] [    ] 1c. Thomas C. King [    ] [    ] [    ] 1d. Nick S. Advani [    ] [    ] [    ] 1e. Ashley Leeds [    ] [    ] [    ] For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. [    ] [    ] [    ] 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers. [    ] [    ] [    ] NOTE: In their discretion, the proxies may vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Radius global infrastructure RADIUS GLOBAL INFRASTRUCTURE, INC. ANNUAL MEETING OF STOCKHOLDERS June 22, 2023 8:30 a.m. Eastern Time Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V08803-P88633 RADIUS GLOBAL INFRASTRUCTURE, INC. This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Scott G. Bruce and Glenn J. Breisinger, or either of them, as proxies, each with power to act alone and to appoint a substitute, and authorizes each of them to represent and vote as specified on the other side of this proxy, all shares of common stock and preferred stock of Radius Global Infrastructure, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/RADI2023 at 8:30 a.m., Eastern Time, on June 22, 2023 and any adjournment or postponement thereof. The shares represented by this proxy will be voted as specified on the other side. If no choice is specified, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2 and Proposal 3. The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your Proxy Card. If you vote your proxy by Internet or telephone, you do NOT need to mail back your Proxy Card. Continued and to be signed and dated on the other side